UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 12, 2012

 CollabRx, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction
of Incorporation)
000-26824
(Commission
File Number)
68-0370244
(I.R.S. Employer
Identification No.)

44 Montgomery Street, Suite 800
San Francisco, CA 94104-4811
(Address of Principal Executive Offices)
(415) 248-5350
(Registrant’s telephone number, including area code)

Tegal Corporation
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 on Form 8-K/A (the “Amendment”) amends the Current Report on Form 8-K of Tegal Corporation (the “Company” or “Tegal”) filed with the Securities and Exchange Commission (“SEC”) on July 18, 2012 (the “Original Filing”).  We are filing this Amendment to provide (i) additional information reflecting our Company and its securities upon consummation of our acquisition (the “Acquisition”) of CollabRx, Inc. (“CollabRx”) and (ii) certain financial statements of CollabRx and pro forma financial information.

Item 8.01.	Other Events

In connection with the Acquisition, the Company is providing the following information reflecting the Company and its securities upon consummation of the Acquisition. All dollar amounts are in thousands unless otherwise specified.

Business.

The Company

Tegal, a Delaware corporation, was formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc.  Our predecessor company was founded in 1972 and acquired by Motorola, Inc. in 1978. We completed our initial public offering in October 1995.

Until recently, Tegal designed, manufactured, marketed and serviced specialized plasma etch systems used primarily in the production of micro-electrical mechanical systems (“MEMS”) devices, such as sensors, accelerometers and power devices.  The Company’s Deep Reactive Ion Etch (“DRIE”) systems were also employed in certain sophisticated manufacturing techniques, involving 3-D interconnect structures formed by intricate silicon etching, also known as Deep Silicon Etch (“DSE”) for so-called Through Silicon Vias (“TSVs”). For most of the fiscal year ended March 31, 2011, Tegal also sold systems for the etching and deposition of materials found in other devices, such as integrated circuits (“ICs”) and optoelectronic devices found in products such as smart phones, networking gear, solid-state lighting, and digital imaging.

Beginning in the fiscal third quarter of 2009, following the acquisition of the DRIE product lines from Alcatel Micro Machining Systems (“AMMS”), we experienced a sharp decline in revenues related to our legacy etch and physical vapor deposition or “PVD” products, resulting from the collapse of the semiconductor capital equipment market and the global financial crisis.  Management and the Board of Directors considered several alternatives for dealing with this decline in revenues, including the sale of assets which the Company could no longer support.  On March 19, 2010, we and our wholly owned subsidiary, SFI, sold inventory, equipment, intellectual property and other assets related to our legacy etch and PVD products to OEM Group Inc. (“OEM Group”), a company based in Phoenix, Arizona that specializes in “life cycle management” of legacy product lines for several semiconductor equipment companies.  The sale included the product lines and associated spare parts and service business of our 900 and 6500 series plasma etch systems, along with the Endeavor™ and AMS™ PVD systems from Sputtered Films, Incorporated or “SFI”.  In connection with the sale of the assets, OEM Group assumed our warranty liabilities for recently sold legacy etch and PVD systems.

We retained the DRIE products which we had acquired from AMMS, along with our Compact™ cluster platform and the nano layer deposition (“NLD”) technology that we had developed over the past several years.  However, the DRIE products and a small amount of associated spares and service revenue, represented our sole source of revenue.  Since the DRIE markets were also seriously impacted by the downturn in the semiconductor markets and the lack of available capital for new product development globally, it was not clear that DRIE sales alone would be enough to support the Company, even with significant reductions in operating expenses.  As a result, we continued to operate with a focus on DRIE and at the same time sought a strategic partner for our remaining business.  We also continued to evaluate various other alternative strategies, including sale of our DRIE products, Compact™ platform and NLD technology, the transition to a new business model, or our voluntary liquidation.

The SPTS Transaction

On February 9, 2011, Tegal and SPP Process Technology Systems Limited, (“SPTS”) a company incorporated and registered in England and Wales, entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company sold to SPTS all of the shares of Tegal France, SAS, the Company’s wholly-owned subsidiary and product lines and certain equipment, intellectual property and other assets relating to the Company’s DRIE systems and certain related technology.  SPTS also assumed existing customer contracts, including all installation and warranty obligations of existing customers, and other liabilities arising after the closing of the transaction (the “Assumed Liabilities”).

The transaction closed immediately after execution of the Purchase Agreement. The consideration paid by SPTS totaled approximately $2.1 million, comprised of approximately $0.5 million of Assumed Liabilities and $1.6 million in cash.

The descriptions of the Purchase Agreement and the Trademark License Agreement provided above are qualified in their entirety by reference to the full text of such agreements, copies of which have been filed as Exhibits 10.1 and 10.2, respectively, to the announcement of a material and definitive agreement in the Company’s 8-K filed report on February 15, 2011 and are incorporated herein by reference.

Discontinued Operations

As a result of the sale of the Company’s DRIE assets, and in accordance with generally accepted accounting principles, the DRIE business operations related to the designing, manufacturing, marketing and servicing of systems and parts within the semiconductor industry has been reclassified to discontinued operations in our Consolidated Balance Sheets, Consolidated Statements of Operations and our Consolidated Statements of Cash Flows.  Amounts for the prior periods have been reclassified to conform to this presentation.  The exit from the DRIE operation was essentially completed by the end of the fourth quarter of our 2011 fiscal year.  The assets and liabilities of discontinued operations are presented separately under the captions “Assets of discontinued operations” and “Liabilities of discontinued operations,” respectively, in the accompanying condensed consolidated balance sheets at March 31, 2012 and 2011, respectively, and consist of the following:

	March 31,
	2012	2011

Assets of Discontinued Operations:
Accounts and other receivables, net of allowances for sales returns and doubtful accounts of $0 and $71 at March 31, 2012 and 2011, respectively	$410	$591
Notes receivable	--	528
Prepaid expenses and other current assets	8	10
Total assets of discontinued operations	$418	$1,129

Liabilities of Discontinued Operations:
Accounts payable	$--	$522
Deferred revenue	--	130
Accrued expenses and other current liabilities	246	758
Total liabilities of discontinued operations	$246	$1,410

In the fiscal year ended March 31, 2012, the Company recognized deferred revenue of $130, offset by related commission expense, as well as income of $89 from the finalization of the sale of the DRIE assets which occurred in the fourth quarter of the prior fiscal year.  In the same period, the Company received $440 from OEM in installment payments related to the sale of legacy assets, and recognized $64 in foreign currency transactions.  Total revenue from discontinued operations was $0 and $6,629 for the years ended March 31, 2012 and 2011, respectively.  The total (income)/loss from discontinued operations, including income tax expense (benefit), was ($3,114) and $1,421, for the same years, respectively, and included the reclassification of operating expenses related to the manufacture, design, marketing and servicing of the DRIE operations including foreign exchange adjustments and income tax expense (benefit).    The gain in fiscal year 2012 results primarily from the sale of the NLD patents.

In fiscal year 2012, the Company recognized $3,750 from the sale of the nanolayer deposition, or “NLD” patents.  As these assets were internally developed, there was a corresponding zero book value.  The NLD revenue is recognized in discontinued operations, along with the related costs of $871, which includes $772 in commission expense.  During the fiscal year ended March 31, 2012, the Company, as part of the proposed sale of its intellectual property portfolio for NLD, awarded three of the four offered lots to multiple semiconductor equipment manufacturers.  The Company finalized the sale transaction of the first lot on December 23, 2011 and finalized the sale of the second lot on January 13, 2012.  While the third lot has been awarded, the Company has not yet finalized that transaction.  Sales of NLD patents in future periods will also be recognized in discontinued operations, as will all related expenses to finalize the sales.  NLD is a process technology that bridges the gap between high throughput, non-conformal chemical vapor deposition (“CVD”) and highly conformal, low throughput atomic layer deposition (“ALD”).  The portfolio included over 35 US and international patents in the areas of pulsed-CVD, plasma-enhanced ALD, and NLD.  The Company has sold all but nine of those patents to third parties as of March 31, 2012.

Acquisition of CollabRx and Current Business

As the Company transitioned away from its legacy lines of business in manufacturing and devices, it explored opportunities in various emerging technology sectors, including the photovoltaic solar and medical device industries.  In July 2012, the Company completed the transition by definitively entering the medical informatics industry through its acquisition of CollabRx, a company that develops information technology products based systems and methods for aggregating and contextualizing the world’s knowledge on genomics-based medicine, with specific applications in advanced cancer.

Industry Overview

Cancer is a worldwide health concern.  In 2002, cancer eclipsed heart disease as the number one cause of death in the U.S. for individuals under the age of 85.  In the U.S., nearly 12 million individuals are living with a cancer diagnosis, approximately 1.5 million new cases are diagnosed each year, over 600,000 people die from cancer each year (6 million deaths worldwide), and nearly 1 in 3 females and 1 in 2 males will be diagnosed with cancer in their lifetime.  In the U.S., the sales of anticancer drugs are now second only to those of drugs for heart disease, and 70% of these sales come from products introduced in the past 10 years which will drive the total cost of cancer care from $100 billion at present to nearly $170 billion by 2020.

Cancer treatment and research has been experiencing an unprecedented explosion of new knowledge in the past decade.  The result is that there are now over 500 new cancer therapies in pre-clinical development, approximately 500 cancer diagnostic companies, more than 10,000 cancer-related clinical trials are currently ongoing, and over 100,000 cancer-related papers are published in the scientific literature annually. This knowledge explosion is driven by a number of factors, the two most influential of which are that cancer is fundamentally a disease of the genome and that the cost of gene sequencing has fallen dramatically.

Large-scale genetic sequencing studies in tumors are rapidly uncovering mutations in genes that can be selectively targeted by pharmaceutical and biotechnology companies.  Cancer therapy companies are using this information to fill their R&D pipelines with “targeted” therapies to leverage ongoing trends towards a genetic-based approach to drug development.  Cancer diagnostic companies are using this information to develop an increasing number of genetic tests to direct cancer care.

Company Background

Building on several core assets, CollabRx re-positioned itself in early 2012 with the goal to be the recognized leader in “cloud-based” expert systems and analytics to inform genomics based health care decision-making. Today, the company is focused on genomic medicine in cancer, i.e., “personalized oncology”.  The explosion of massive quantities of tumor genetic data and concurrent rise in the development of therapies that target specific genetic profiles has created a gap between the world’s combined knowledge on targeted therapies in cancer and what is known and acted on by key stakeholders such as physicians, patients, and industry participants.  CollabRx bridges this knowledge gap by providing a clinically relevant interpretive layer to aggregated information that is then further contextualized for simplified use and ease of access by relevant parties.

CollabRx continues to expand its network of approximately 50+ expert advisors and further develop its proprietary content using tools and processes that combine artificial intelligence-based “big data” analytics with knowledge directly obtained from leading clinical experts.

In support of its mission, CollabRx has:

●
Composed an external advisory board composed of key opinion leaders spanning diverse backgrounds such as medicine and translational research, public policy, government, legal, ethical, and patient advocacy.

●	Assembled a team of employees and management possessing deep industry knowledge combined with expertise in medicine, science, expert systems, analytics and information technology.

●	Developed a variety of tools and processes to create and maintain its cancer specific knowledge base.

●	Entered into contractual relationships with the American Society of Clinical Oncology (ASCO) and the College of American Pathologists (CAP), two of the premier medical organizations in the U.S.

●
Developed its first commercial product, Therapy Finder™, with an app-like user interface to both personalize and increase the accessibility of key information on drugs, clinical trials and tests to determine tumor genetic profiles.

Business

CollabRx is entering the commercial phase of its business lifecycle after having spent over two years developing highly scalable systems, processes, and technology to aggregate, vet, and keep up to date cancer-related content.  The Therapy Finder™ web-based application serves as an initial user-interface to the underlying knowledgebase.  It is available free of charge on the Company’s website.  A Professional version is offered to registered physicians through MedPage Today, an offering of Everyday Health, Inc.’s rapidly growing online site that serves 96% of all oncologists and 1.6 million monthly online unique users.

Additional products being developed by CollabRx will address unmet needs including, but not limited to clinical trial awareness and recruitment, understanding how medical and scientific advances in one cancer type impact another, and the ability to discuss specific cases.  Products will be targeted to patients, healthcare providers (e.g., oncologists and pathologists), provider networks, laboratories, and diagnostic companies.

CollabRx has core competencies in three areas that are critical to its competitive advantage:

●	Content. CollabRx develops credible, high value, and easily accessible proprietary content for genomics medicine in cancer that is dynamically updated as the science and medicine change.

●	Decision Support. CollabRx identifies personalized and actionable therapy options for cancer patients and physicians to help inform cancer treatment planning.

●	Analytics. CollabRx provides a clinically relevant interpretive layer to the results of cancer-related “big data” studies.

With access to clinical and scientific advisors at leading academic institutions and a suite of tools and processes that combine artificial intelligence-based analytics with proprietary interpretive content, the Company is now well positioned to participate in the $300 billion value-added “big data” opportunity in the US health care market (as reported by McKinsey Global Institute), over half of which specifically targets areas in cancer and cancer genomics.

Investments

The Sequel Power Transaction

On January 14, 2011,  Tegal, se2quel Partners LLC, a California limited liability company and Sequel Power LLC, a newly formed Delaware limited liability company (“Sequel Power”), entered into a Formation and Contribution Agreement (the “Contribution Agreement”).  Sequel Power is focused on the promotion of solar power plant development projects worldwide, the development of self-sustaining businesses from such projects, including but not limited to activities relating to and supporting, developing, building and operating solar photovoltaic fabrication facilities and solar farms, and the consideration of other non-photovoltaic renewable energy projects.  se2quel Partners is owned by Ferdinand Seemann, who previously served as an independent member of the Company’s Board of Directors.  Pursuant to the Contribution Agreement, Tegal contributed $2 million in cash to Sequel Power in exchange for an approximate 25% ownership interest in Sequel Power.  In addition, Tegal issued warrants (the “Warrants”) to se2quel Partners and se2quel Management GmbH, a German limited liability company, to purchase an aggregate of 185,777 shares of the Company’s common stock at an exercise price of $3.15 per share.  The Warrants are exercisable for a period of four years.  On March 31, 2012, Sequel Power irrevocably assigned and transferred unto the Company for cancelation a portion of the Warrants representing the right to purchase 48,310 shares of the Company’s common stock.  In exchange, the Company agreed to waive receivables related to certain fees earned under its Services Agreement with Sequel Partners.

The descriptions of the Contribution Agreement and the Warrants are qualified in their entirety by reference to the full text of such documents, copies of which are filed as exhibits to the Form 8-K report filed January 21, 2011.

The Company accounts for this transaction as an equity method investment and reviews the investment for impairment whenever events or changes in circumstances indicate that an other than temporary decline in value has occurred. In the fiscal year ended March 31, 2012, we concluded that the market value of our investment in Sequel Power was much less than our carrying value in the current economic environment.

The original value of Sequel Power’s solar development model was $1,730. It was determined at the time of the investment that the asset would have a life of ten years, which was management’s best estimate of the length of time it would take to build a solar project.  The value on the balance sheet of Sequel Power at fiscal year end March 31, 2012, prior to the impairment was approximately $1,377 which represented the unamortized value of Sequel Power’s solar development model.  We now believe the intangible asset has a value of zero.  This valuation is based upon the fact that the business model of Sequel Power is under review by Sequel Power’s management.  Sequel Power’s management is researching other possibilities for the direction of the company and may or may not use its proprietary solar development model in the future.  Additionally, there is uncertainty that Sequel Power will be able to continue as a going concern and the survivability of Sequel Power is at risk.  The undiscounted expected future cash flows are less than the pre-impairment carrying value of the assets, and an impairment loss was recognized based on the excess of the carrying amount over the fair value of the assets.

The NanoVibronix Transaction

On November 22, 2011, the Company completed a $300 strategic investment in NanoVibronix, Inc., a private company that develops medical devices and products that implement its proprietary therapeutic ultrasound technology.  NanoVibronix is focused on creating products utilizing its proprietary low-intensity surface acoustic wave (“SAW”) technology. The company's unique, patented approach enables the transmission of low-frequency, low-intensity ultrasound waves through a variety of soft, flexible materials, including skin and tissue, enabling low-cost, breakthrough devices targeted at large, high-growth markets.  A copy of the Company’s press release was filed as an exhibit to the Company’s Form 8-K filed on November 29, 2011 and is incorporated herein by reference.

The Company’s investment in NanoVibronix is in the form of a convertible promissory note that bears interest at a rate of 10% per year compounded annually and matures on November 15, 2014.  Principal and accrued interest under the note automatically convert into shares of Series B-1 Participating Convertible Preferred Stock of NanoVibronix upon the earlier to occur of (i) a $3 million (or larger) equity financing by NanoVibronix or (ii) a sale of NanoVibronix.  In addition, the Company may convert principal and accrued interest under the note into shares of NanoVibronix Series B-1 Participating Convertible Preferred Stock at its election at any time.  In either case, the conversion price is $0.284 per share.

The CollabRx Acquisition

On July 12, 2012, Tegal completed the acquisition of CollabRx (the “Merger”) pursuant to an Agreement and Plan of Merger dated as of June 29, 2012 (the “Merger Agreement”).  As a result of the Merger, CollabRx became a wholly-owned subsidiary of the Company.  In consideration for the stock of CollabRx, Tegal issued an aggregate of 236,433 shares of common stock, representing 14% of Tegal’s total shares outstanding prior to the closing, to former CollabRx stockholders.  As of July 12, 2012, these shares had a fair value of $932.  In addition, Tegal granted a total of 368,417 RSUs and options as “inducement grants” to newly hired management and employees, all subject to four-year vesting and other restrictions.

The description of the Merger provided above is qualified in its entirety by reference to the full text of the transaction documents, copies of which are filed as exhibits to the Form 8-K reports filed July 5, 2012 and July 18, 2012.

Business Strategy

In the past, our business objective had been to utilize the technologies that we have developed internally or acquired externally in order to increase our market share in process equipment for MEMS and power device fabrication, advanced 3-D packaging, and certain areas of semiconductor manufacturing.  In September 2008, we acquired the products lines of AMMS and the related intellectual property of Alcatel, in order to pursue more fully the smaller, but higher-growth markets of MEMS and 3-D packaging.  Our acquisition of these products served two purposes: (i) to increase revenue, and (ii) to enable us to focus our various technologies on specific applications that served the common markets of MEMS and 3-D device manufacturing and packaging.

Beginning in December 2008, sales for our legacy etch and PVD systems fell dramatically as the global financial crisis impacted semiconductor manufacturing.  According to Semiconductor Materials and Equipment International, total worldwide semiconductor capital equipment sales for calendar year 2009, in total, were only US$15.9B, a decrease of 46.1% over calendar year 2008 capital equipment sales (US$29.5B), which were, in turn, 31% lower than worldwide capital equipment sales in calendar year 2007 (US$42.8B). As a result of such poor business conditions for semiconductor capital equipment, there were a significant number of consolidations and bankruptcies among semiconductor capital equipment suppliers.

In order to mitigate the effects of the downturn in semiconductor capital equipment spending, we took several actions, including (i) reducing the headcount to approximately 46 from 78 during fiscal 2010; (ii) instituting a 5% salary reduction and a forced one week furlough per quarter; and (iii) eliminating all discretionary spending on internal development projects, which significantly slowed new product development.  In fiscal 2011, we took additional staff reductions to focus strictly on our DRIE business.

In a series of meetings in late May and early June 2009, our Board of Directors reviewed several basic strategic options presented by management.  The Board decided at that time that we should retain an advisor to consider “strategic alternatives” for the Company, and to investigate opportunities for the sale of the Company or its assets.  We retained Cowen & Co. for this purpose and received periodic briefings on those efforts during 2009 and 2010.  In December 2009, having received no bona fide offers for Tegal as a going concern, the Board and management agreed to continue operations and to offer selected asset groups to potential buyers.

On March 19, 2010, we completed the sale of the legacy Etch and PVD assets to OEM Group, Inc., as described above.  In connection with the agreement, OEM Group hired 11 Tegal employees.

Going into fiscal 2011, we continued operations of the Company with the DRIE product lines acquired from AMMS as our main business. Due to limited resources, we discontinued our development efforts in NLD at the end of fiscal 2010, and began offering these assets for sale to third-parties.  In connection with our DRIE operations, we continued to operate our Tegal France subsidiary, which was engaged in several joint development projects which were partially supported by customers and the government of France.  Tegal France was also the center for the majority of our product and process development efforts and engineering activities related to the improvement of our DRIE product lines.  At the same time, we began the process of closing and/or liquidating all of our other wholly-owned subsidiary companies, including SFI and Tegal GmbH, along with branches in Taiwan, Korea and Italy.   The subsidiaries are now included in discontinued operations.

The sale of DRIE systems and the small amount of associated spares and service revenue represented the sole source of the Company’s revenue in fiscal 2011.  For fiscal 2010, DRIE sales represented approximately 47% of our total revenues.  Since the DRIE markets were seriously impacted by the downturn in the semiconductor markets and the lack of available capital for new product development globally, DRIE sales alone were not enough to continue supporting the Company, even with significant reductions in our operating expenses resulting from the sale of the legacy etch and PVD business, as well as the implementation of further cost containment measures.  Accordingly, while we focused our efforts on the operation of the DRIE business in the first half of fiscal 2011, we continued to seek and evaluate strategic alternatives, which included a continued operation of the Company as a stand-alone business with a different business plan, a merger with or into another company, a sale of all or substantially all of our remaining assets, and the liquidation or dissolution of the Company, including through a voluntary dissolution or a bankruptcy proceeding.

On January 14, 2011, the Company, se2quel Partners and Sequel Power entered into a Formation and Contribution Agreement. The Company contributed $2 million in cash to Sequel Power in exchange for an approximate 25% ownership interest in Sequel Power.  Sequel Power is focused on the promotion of solar power plant development projects worldwide, the development of self-sustaining businesses from such projects, including but not limited to activities relating to and supporting, developing, building and operating solar photovoltaic fabrication facilities and solar farms, and the consideration of other non-photovoltaic renewable energy projects.  The project services provided to Sequel Power represented the Company’s sole source of revenue for all of fiscal 2012.

Following our investment in Sequel Power, and as a result of our continuing efforts to reduce our operating losses, on February 9, 2011, the Company and SPTS entered into an Asset Purchase Agreement.  That agreement included the sale of all of the shares of Tegal France, SAS, the Company’s wholly-owned subsidiary and product lines and certain equipment, intellectual property and other assets relating to the DRIE systems and certain related technology.  As a result of these various asset sales and additional lay-offs and attrition that took place during the period 2008 until 2011, our headcount was reduced to 3 as of March 31, 2011.

For the past several years Tegal had been in a process of consolidation and transition, driven by the financial crisis and downturn in the semiconductor and MEMS producing sectors, and worsened by our relatively weak strategic and financial position in those sectors.  Our main objective was to preserve as much value for stockholders as possible as we transitioned to a business model that avoided the high fixed costs of capital equipment and retained our capabilities to attract and exploit emerging technologies related to the semiconductor and MEMS sectors.  We successfully sold the majority of our operating assets to companies that are much better positioned to benefit from those technologies and, as described above, we explored opportunities in various emerging technology industries and invested in opportunities in the photo voltaic (PV) based solar and medical device sectors.

On July 12, 2012, we completed the transition of our business model with the closing of our acquisition of CollabRx.  We intend that our acquisition of CollabRx will form the core of our operations going forward.  Although we will continue to have an active role in the management of Sequel Power, we do not anticipate making any additional investments in Sequel Power or any other solar-related businesses.  Tegal will continue to operate under our current name and ticker symbol for the time being, but we plan to seek stockholder approval at our upcoming annual meeting in September 2012 for an amendment to Tegal’s Certificate of Incorporation, changing the corporate name to CollabRx, Inc.

Products and Services

Since its founding in 2008, CollabRx has developed clinical advisory networks, expert systems, proprietary tools and processes, and a pipeline of commercial data products and applications (“apps”) for advanced cancers.  CollabRx Therapy Finders™, CollabRx’s first commercial product, provides sophisticated, credible, personalized, and actionable information to physicians and patients for rapidly determining which medical tests, therapies, and clinical trials may be considered in cancer treatment planning with a specific emphasis on the tumor genetic profile.   CollabRx efforts in this arena have been supported by a network of over 50 of the top clinical practitioners in the United States and through its partnerships with highly regarded professional associations: the American Society of Clinical Oncologists (ASCO) and the College of American Pathologists (CAP).

Marketing, Sales, Service and Customers

CollabRx focuses on content creation through the aggregation of peer-reviewed published data and its review and interpretation by clinical experts, and the incorporation of that content into products that provide current, credible and actionable information to users. Updated frequently, such information is highly valuable to several segments of the health care market, including patients, healthcare providers (e.g., oncologists and pathologists), provider networks, laboratories, diagnostic companies, medical institutions, pharmaceutical and biotechnology companies, and contract research organizations. The diversity of potential users of such information requires a corresponding diversity in marketing approaches and sales strategies. For this reason, the Company has chosen to enter the markets through partnering arrangements with companies that already have a significant presence in each of the market segments. The first such partnership is with Everyday Health, Inc. a leading on-line media company in the health care market. The agreement with Everyday Health includes license fees and advertising revenue sharing in connection with making a professional version of the CollabRx Therapy Finder™ available to registered physicians through MedPage Today, Everyday Health, Inc.’s rapidly growing online site that serves 96% of all oncologists and 1.6 million monthly online unique users.

The Company is in the process of pursuing and negotiating strategic partnerships with other companies in each of the major health care segments as part of a broad business development strategy in which several of its employees, including its senior executives, are involved.  The Company’s other marketing efforts consist primarily of its website and presentations by its executives at industry trade shows and conferences. At the present time, the Company does not engage in direct sales activities to users, and its service activities are limited to supporting and maintaining its software applications that run on several cloud-based servers.

Research and Development

CollabRx research and development span a broad range of activities, including research into peer-reviewed published literature and databases, the development and publication of Molecular Disease Models (“MDMs”), the creation of proprietary knowledge-bases of medical and scientific content, the development of applications and user interfaces to access the knowledge-bases, and the development of a suite of artificial intelligence-based tools that assist in the research, aggregation, organization, curating and updating of the knowledge-bases.

CollabRx employs approximately six full-time PhD-level scientists and engineers in its R&D organization, supplemented by a number of contract consultants and interns.

Competition

Competition in the data analytics space in healthcare and the life sciences includes some of the largest companies in the United States. In particular, bioinformatics companies focusing on genomic data are proliferating. These companies are primarily focused on IT storage solutions and “data mining” for research purposes, including the building of tools to analyze the large amounts of data produced by next generation sequencing (NGS) platforms in the context of genomic research, particularly for cancer. In contrast, CollabRx is focused on the interpretation of the data and its relationship to clinical practice. In other words, the translation of data into useable information that ultimately results in unique knowledge capable of changing the practice of medicine when provided to physicians.

Intellectual Property

Following the sale of the legacy Etch and PVD Products to OEM Group on March 19, 2010, and the sale of the DRIE assets to SPTS on February 9, 2011, and the sale of most of the remaining patents to an undisclosed party, we now own or hold an exclusive license to approximately 9 U.S. patents, all related to our thin film deposition and IC manufacturing technologies. We no longer hold any corresponding foreign patents.  Of the above-referenced patents held as of August 12, 2012, one expires as early as 2020. Other patents expire as late as 2023 with the average expiration occurring in approximately 2022. We believe that the duration of such patents generally exceeds the life cycles of the technologies disclosed and claimed therein. We have sold most of our NLD intellectual property to third parties. Our remaining non-NLD patents can also have NLD applications. While the Company currently recognizes a zero value for the remaining intellectual property assets, it also believes these assets will likely realize a different rate of return for potential buyers who implement these assets into a different business structure. We believe that although the patents we have exclusively licensed or hold directly will be of value, they will not determine our future success.

CollabRx has applied for one patent, and has thus far relied primarily on trade secrets and copyrights to protect its processes and tools for aggregating data, assembling the knowledge-bases and providing access to its data through its applications software and user interfaces.

Employees

As of August 31, 2012, we had a total of twelve regular employees and three part-time contract personnel. Of our regular employees, six are in research and development, and three are in executive and administrative positions.  Of the 12 regular employees, 10 hold advanced degrees, including PhDs, MDs and MBAs.

None of our remaining employees are represented by a labor union or covered by a collective bargaining agreement.

Risk Factors

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. The risks described below are those which we believe are the material risks we face. Any of the risk factors described below or additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business

Our future growth is dependent on the successful development and introduction of new products and enhancements. There can be no assurance that we will be successful in developing and marketing, on a timely basis, new products or product enhancements, or that our new products will adequately address the changing needs of the health care marketplace.

A significant portion of our operating expense is relatively fixed and planned expenditures are based in part on expectations regarding future revenues. As a result, we are generally unable to mitigate the negative impact on margins in the short term.  Accordingly, unexpected revenue shortfalls may significantly decrease our operating results from quarter to quarter. As a result, in future quarters our operating results could fall below the expectations of securities analysts or investors, in which event our stock price would likely decrease.

We have a history of losses, expect to incur substantial further losses and may not achieve or maintain profitability in the future, which in turn could further materially decrease the price of our common stock.

We had net losses of ($679), ($1,429) and ($3,130) for the three months ended June 30, 2012 and the fiscal years ended March 31, 2012 and 2011, respectively. We used cash flows from operations of ($329), ($3,108) and ($74) in these respective periods.  CollabRx, Inc., which we acquired in July 2012, had net losses of ($904), ($1,358) and ($2,163) for the six months ended June 30, 2012 and the fiscal years ended December 31, 2011 and 2010, respectively.  CollabRx used cash flow from operations of ($679), ($1,596) and ($2,016) in these respective periods.  We expect to continue to sustain losses for the foreseeable future, which may decrease the price of our common stock.

Although we believe that our existing cash balances will be adequate to fund operations through fiscal year 2013, we cannot assure you that we will be successful in pursuing any of the strategic alternatives described in the Company’s Annual Report on Form 10-K.  We intend that our most recent acquisition of CollabRx, Inc. will form the core of our operations going forward.  Although we will continue to have an active role in the management of Sequel Power, we do not anticipate making any additional investments in that or any other solar-related businesses

If our efforts do not succeed, we may need to raise additional capital which may include capital raises through the issuance of debt or equity securities.  If additional funds are raised through the issuance of preferred stock or debt, these securities could have rights, privileges or preferences senior to those of our common stock, and debt covenants could impose restrictions on our operations. Moreover, such financing may not be available to us on acceptable terms, if at all.  Failure to raise any needed funds would materially adversely affect us.  In consideration of these circumstances, the Company may be forced to consider a merger with or into another company or the liquidation or dissolution of the company, including through a bankruptcy proceeding.

Our quarterly operating results may continue to fluctuate.

Our revenue and operating results have fluctuated and are likely to continue to fluctuate significantly from quarter to quarter, and we cannot assure you that we will achieve profitability in the future.

Factors that could affect our quarterly operating results include:

•   operating results of CollabRx and Sequel Power;

•   operating results of any companies that we may acquire in the future;

•   fluctuations in demand for our products, and the timing of agreements with strategic partners in the health care marketplace;

•   the timing of new products and product enhancements;

•   changes in the growth rate of the health care marketplace;

•   our ability to control costs, including operations expenses;

•   our ability to develop, induce and gain market acceptance for new products and product enhancements;

•   changes in the competitive environment, including the entry of new competitors and related discounting of products;

•   adverse changes in the level of economic activity in the United States or other major economies in which we do business;

•   renewal rates and our ability to up-sell additional products;

•   the timing of customer acquisitions;

•   the timing of revenue recognition for our sales; and

•   Future accounting pronouncements or changes in our accounting policies.

Our future success depends on our ability to retain our key personnel and to successfully integrate them into our management team.

We are dependent on the services of our executive officers, our technical experts and other members of our senior management team, particularly Thomas Mika and James Karis, our co-Chief Executive Officers. The loss of one or more of these key officers or any other member of our senior management team could have a material adverse effect on us. We may not be able to retain or replace these key personnel, and we may not have adequate succession plans in place. Several of our current key personnel including our executive officers are subject to employment conditions or arrangements that contain post-employment non-competition provisions. However, these arrangements permit the employees to terminate their employment with us upon little or no notice and the enforceability of the non-competition provisions is uncertain.

If we are unable to hire, retain and motivate qualified personnel, our business would suffer.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel or delays in hiring required personnel, particularly in software and biotechnology, may seriously harm our business, financial condition and operating results. Our ability to continue to attract and retain highly skilled personnel will be critical to our future success. Competition for highly skilled personnel is frequently intense, especially in the San Francisco Bay Area. We intend to issue stock options as a key component of our overall compensation and employee attraction and retention efforts. In addition, we are required under U.S. generally accepted accounting principles, or GAAP, to recognize compensation expense in our operating results for employee stock-based compensation under our equity grant programs, which may negatively impact our operating results and may increase the pressure to limit share-based compensation. We may not be successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs. Also, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information.

The personalized healthcare market is rapidly evolving and difficult to predict. If the personalized healthcare market does not evolve as we anticipate or if healthcare market participants to not perceive value in our products, our sales will not grow as quickly as anticipated and our stock price could decline.

We are in a new, rapidly evolving category within the healthcare industry that focuses on using information technology to inform personalized cancer treatment planning. As such, it is difficult to predict important market trends, including how large the personalized healthcare market will be or when and what products customers will adopt. If the market does not evolve in the way we anticipate, if organizations do not recognize the benefit that our products offer, or if we are unable to sell our products to customers, then our revenue may not grow as expected or may decline, and our stock price could decline.

New or existing technologies that are perceived to address personalized cancer treatment planning in different ways could gain wide adoption and supplant our products, thereby weakening our sales and our financial results.

The introduction of products and services embodying new technologies could render our existing products obsolete or less attractive to customers. Other technologies exist or could be developed in the future, and our business could be materially negatively affected if such technologies are widely adopted. We may not be able to successfully anticipate or adapt to changing technology or customer requirements on a timely basis, or at all. If we fail to keep up with technological changes or to convince our customers and potential customers of the value of our products even in light of new technologies, our business, operating results and financial condition could be materially and adversely affected.

We are dependent on a family of products that informs genomic-based medicine.

Our current product offering is limited to a family of products that informs genomic-based medicine using a unique approach of experts and expert systems.  We expect to derive a substantial portion of our revenue from this approach and the family of products based on this approach for the foreseeable future. A decline in the price of these products, whether due to competition or otherwise, or our inability to increase sales of these products, would harm our business and operating results. We expect that this concentration of revenue from a single product family comprised of a limited number of products will continue for the foreseeable future. As a result, our future growth and financial performance will depend heavily on our ability to develop and sell enhanced versions of our products. If we fail to deliver product enhancements, new releases or new products that customers want, it will be more difficult for us to succeed.

If we are unable to introduce new products successfully and to make enhancements to existing products, our growth rates would likely decline and our business, operating results and competitive position could suffer.

Our continued success depends on our ability to identify and develop new products and to enhance and improve our existing products, and the acceptance of those products by our existing and target customers. Our growth would likely be adversely affected if:

•       we fail to introduce these new products or enhancements;

•       we fail to successfully manage the transition to new products from the products they are replacing;

•       we do not invest our development efforts in appropriate products or enhancements for markets in which we now compete and expect to compete;

•       we fail to predict the demand for new products following their introduction to market; or

•       these new products or enhancements do not attain market acceptance.

Any or all of the above problems could materially harm our business and operating results.

If we are unable to increase market awareness of our company and our products, our revenue may not continue to grow, or may decline.

The personalized health care market is nascent, and we have not yet established broad market awareness of our products and services. Market awareness of our value proposition and products will be essential to our continued growth and our success, particularly for the advanced stage treatment segment of the personalized cancer treatment market. If our marketing efforts are unsuccessful in creating market awareness of our company and our products, then our business, financial condition and operating results will be adversely affected, and we will not be able to achieve sustained growth.

We compete in highly competitive markets, and competitive pressures from existing and new companies may adversely impact our business and operating results.

The markets in which we compete are highly competitive. We expect competition to intensify in the future as existing competitors bundle new and more competitive offerings with their existing products and services, and as new market entrants introduce new products into our markets. This competition could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses and our failure to increase, or the loss of, market share, any of which would likely seriously harm our business, operating results and financial condition. If we do not keep pace with product and technology advances and otherwise keep our product offerings competitive, there could be a material and adverse effect on our competitive position, revenue and prospects for growth.

We compete either directly or indirectly with other medical database solution companies.   We do not believe that any of our principal competitors can offer the same scalable interactive expert solutions as CollabRx.  The principal competitive factors in our markets include, key strategic customer relationships, expert technical personnel, marketplace acceptance of our product, among others.

Many of our current and potential competitors are substantially larger and have greater financial, technical, research and development, sales and marketing, manufacturing, distribution and other resources and greater name recognition. We could also face competition from new market entrants, including our joint-development partners or other current technology partners. In addition, many of our existing and potential competitors enjoy substantial competitive advantages, such as:

•	longer operating histories;

•	the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio ofproducts;

•	broader distribution and established relationships with partners;

•	access to larger customer bases;

•	greater customer support;

•	greater resources to make acquisitions;

•	larger intellectual property portfolios; and

•	the ability to bundle competitive offerings with other products and services.

As a result, increased competition could result in loss of existing or new customers, price reductions, reduced operating margins and loss of market share. Our competitors also may be able to provide customers with capabilities or benefits different from or greater than those we can provide in areas such as technical qualifications or geographic presence, or to provide end-user customers a broader range of products, services and prices. In addition, some of our larger potential competitors have substantially broader product offerings and could leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our products, including through selling at zero or negative margins, product bundling or closed technology platforms. These larger potential competitors may also have more extensive relationships within existing and potential customers that provide them with an advantage in competing for business with those customers. Our ability to compete will depend upon our ability to provide a better product than our competitors at a competitive price. We may be required to make substantial investments in research, development, marketing and sales in order to respond to competition, and there is no assurance that these investments will achieve any returns for us or that we will be able to compete successfully in the future.

Our limited operating history in the health care market makes it difficult for you to evaluate our current business and future prospects, and may increase the risk of your investment.

Our Company was formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc.  Until recently, Tegal designed, manufactured, marketed and serviced specialized plasma etch systems used primarily in the production of micro-electrical mechanical systems devices, such as sensors, accelerometers and power devices.  The Company’s Deep Reactive Ion Etch systems were also employed in certain sophisticated manufacturing techniques, involving 3-D interconnect structures formed by intricate silicon etching. For most of the fiscal year ended March 31, 2011, Tegal also sold systems for the etching and deposition of materials found in other devices, such as integrated circuits and optoelectronic devices found in products such as smart phones, networking gear, solid-state lighting, and digital imaging.  We exited the semiconductor industry through a series of divestitures in 2010 to 2012.  In July 2012, we acquired CollabRx and entered the personalized health care market.  CollabRx was founded in 2008 to use information technology to inform personalized medicine.  The members of our current management team have only been working together for a short period of time. This limited operating history in the health care market makes financial forecasting and evaluation of our business difficult. Furthermore, because we depend in part on the market’s acceptance of our products, it is difficult to evaluate trends that may affect our business. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries,. If we do not address these risks successfully, our business and operating results would be adversely affected, and our stock will be adversely affected.

We do not sell our products directly to users and rely instead on contractual relationships with key market participants who derive a benefit from offering our products to their users.  Our business development cycles can be long and unpredictable, and our business development efforts require considerable time and expense.

We do not sell our products directly to users.  Instead, we form strategic relationships with existing market participants who derive a benefit from offering our products to their users.  Our business development efforts involve educating our potential business partners about the use and benefits of our products. Such potential business partners are typically large, well-established companies with long evaluation cycles.  We spend substantial time and resources on our business development efforts without any assurance that our efforts will produce any sales. In addition, partnerships are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. These factors, among others, could result in long and unpredictable sales cycles. The length of our products’ business development cycles typically range from six to twelve months based on our limited experience, but may be longer as we expand our business development efforts to other segments of the healthcare market. As a result of these lengthy business development time-lines and the uncertain benefit that our partners may derive from offering our products, it is difficult for us to predict when our partners may purchase products from us and as a result, our operating results may vary significantly and may be adversely affected.

Our customers are concentrated and therefore the loss of a significant customer may harm our business.

We generate revenues from a small number of customers.  The loss of any of these customers would significantly impact our operating results in future periods.

We are exposed to risks associated with contract termination or delay

The software products for which we receive revenue are distributed through third-parties under license or contract, with varying terms.  Generally, our agreements with third-parties are subject to termination with notice and/or discretionary termination if certain revenue targets are not achieved.  In addition, our agreements generally do not contain revenue or performance guarantees, so our achieved revenues may vary from targets because of changes in strategic direction of our customers, contract termination, or from delays in projected launch dates, over which we have no influence or control.  The loss or delay of revenues associated with such contracts may harm our business and cause us to suffer further operating losses.

If our security is breached, our business could be disrupted, our operating results could be harmed, and customers could be deterred from using our products and services.

Our business relies on the secure electronic transmission, storage and hosting of information, including published data and proprietary databases.  We face the risk of a deliberate or unintentional incident involving unauthorized access to our computer systems that could result in misappropriation or loss of assets or information, data corruption, or other disruption of business operations.  Although we have devoted significant resources to protecting and maintaining the confidentiality of our information, including implementing security and privacy programs and controls, training our workforce, and implementing new technology, we have no guarantee that these programs and controls will be adequate to prevent all possible security threats. We believe that any compromise of our electronic systems, including the unauthorized access, use, or disclosure of information or a significant disruption of our computing assets and networks, would adversely affect our reputation and our ability to fulfill contractual obligations, and would require us to devote significant financial and other resources to mitigate such problems, and could increase our future cyber security costs.

Defects or errors in our software could harm our reputation, result in significant cost to us and impair our ability to market our products.

The software applications underlying our hosted products and services are inherently complex and may contain defects or errors, some of which may be material. Errors may result from our own technology or from the interface of our software with legacy systems and data, which we did not develop. The risk of errors is particularly significant when a new product is first introduced or when new versions or enhancements of existing products are released. The likelihood of errors is increased as a result of our commitment to frequent release of new products and enhancements of existing products.

Material defects in our software could result in a reduction in sales and/or delay in market acceptance of our products. In addition, such defects may lead to the loss of existing customers, difficulty in attracting new customers, diversion of development resources or harm to our reputation.

Correction of defects or errors could prove to be impossible or impractical. The costs incurred in correcting any defects or errors or in responding to resulting claims or liability may be substantial and could adversely affect our operating results.

If we experience any failure or interruption in the delivery of our services over the Internet, customer satisfaction and our reputation could be harmed and customer contracts may be terminated.

If we experience any failure or interruption in the delivery of our services over the Internet, customer satisfaction and our reputation could be harmed and lead to reduced revenues and increased expenses.

We may expand our business through new acquisitions in the future. Any such acquisitions could disrupt our business, harm our financial condition and dilute current stockholders’ ownership interests in our company.

We may pursue potential acquisitions of, and investments in, businesses, technologies or products complementary to our business and periodically engage in discussions regarding such possible acquisitions. Acquisitions involve numerous risks, including some or all of the following:

•	difficulties in identifying and acquiring complementary products, technologies or businesses

•	substantial cash expenditures;

•	incurrence of debt and contingent liabilities, some of which we may not identify at the time of acquisition;

•	difficulties in assimilating the operations and personnel of the acquired companies;

•	diversion of management’s attention away from other business concerns;

•	risk associated with entering markets in which we have limited or no direct experience;

•	potential loss of key employees, customers and strategic alliances from either our current business or the target company’s business; and

•	delays in customer purchases due to uncertainty and the inability to maintain relationships with customers of the acquired businesses.

If we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of such acquisitions, we may incur costs in excess of what we anticipate, and management resources and attention may be diverted from other necessary or valuable activities. An acquisition may not result in short-term or long-term benefits to us. The failure to evaluate and execute acquisitions or investments successfully or otherwise adequately address these risks could materially harm our business and financial results. We may incorrectly judge the value or worth of an acquired company or business. In addition, our future success will depend in part on our ability to manage the growth anticipated with these acquisitions.

Furthermore, the development or expansion of our business or any acquired business or companies may require a substantial capital investment by us. We may not have these necessary funds or they might not be available to us on acceptable terms or at all. We may also seek to raise funds for an acquisition by issuing equity securities or convertible debt, as a result of which our existing stockholders may be diluted or the market price of our stock may be adversely affected.

We may be subject to claims that we or our technologies infringe upon the intellectual property or other proprietary rights of a third party. Any such claims may require us to incur significant costs, to enter into royalty or licensing agreements or to develop or license substitute technology.

We cannot assure you that our software solutions and the technologies used in our product offerings do not infringe patents held by others or that they will not in the future. Any future claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is without merit, and could distract our management from our business. Moreover, any settlement or adverse judgment resulting from the claim could require us to pay substantial amounts or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology. Any required licenses may not be available to us on acceptable terms, if at all. If we do not obtain any required licenses, we could encounter delays in product introductions if we attempt to design around the technology at issue or attempt to find another provider of suitable alternative technology to permit us to continue offering the applicable software solution. In addition, we generally provide in our customer agreements that we will indemnify our customers against third-party infringement claims relating to our technology provided to the customer, which could obligate us to fund significant amounts. Infringement claims asserted against us or against our customers or other third parties that we are required or otherwise agree to indemnify may have a material adverse effect on our business, results of operations or financial condition.

We may be unable to adequately enforce or defend our ownership and use of our intellectual property and other proprietary rights.

Our success is heavily dependent upon our intellectual property and other proprietary rights. We rely upon a combination of trademark, trade secret, copyright, patent and unfair competition laws, as well as license and access agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring certain of our employees and consultants to enter into confidentiality, non-competition and assignment of inventions agreements. The steps we take to protect these rights may not be adequate to prevent misappropriation of our technology by third parties or may not be adequate under the laws of some foreign countries, which may not protect our intellectual property rights to the same extent as do the laws of the United States.

Our attempts to protect our intellectual property may be challenged by others or invalidated through administrative process or litigation, and agreement terms that address non-competition are difficult to enforce in many jurisdictions and may not be enforceable in any particular case. Moreover, the degree of future protection of our intellectual property and proprietary rights is uncertain for products that are currently in the early stages of development because we cannot predict which of these products will ultimately reach the commercial market or whether the commercial versions of these products will incorporate proprietary technologies. In addition, there remains the possibility that others will “reverse engineer” our products in order to determine their method of operation and introduce competing products or that others will develop competing technology independently.

If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, the proceedings could be burdensome and expensive, even if we were to prevail. The failure to adequately protect our intellectual property and other proprietary rights may have a material adverse effect on our business, results of operations or financial condition.

Risks Related to Our Industry

Extensive governmental regulation could require significant compliance costs and have a material adverse effect on the demand for our products.

We do not believe that any of our current or planned products are subject to regulation by the United States Food and Drug Administration (the “FDA”) and other regulatory authorities worldwide.  Changes in the level of regulation, including an increase in regulatory requirements, could subject us to regulatory approvals and delays in launching our products. Modifying our products to comply with changes in regulations or regulatory guidance could require us to incur substantial costs. Further, changing regulatory requirements may render our products obsolete or make new products or product enhancements more costly or time consuming than we currently anticipate. Failure by us or our customers to comply with applicable regulations could result in increased regulatory scrutiny and enforcement. If our products fail to comply with government regulations or guidelines, we could incur significant liability or be forced to cease offering our applicable products or services.

If any of our products are deemed to be Medical Devices, then complying with medical device regulations on a global scale will be time consuming and expensive, and could subject us to unanticipated and significant delays.

Although the FDA has not determined that any of our products are medical devices that are actively regulated under the Federal Food, Drug and Cosmetic Act and amendments thereto (collectively, the “Act”), the FDA may do so in the future.  Other countries have regulations in place related to medical devices that may in the future apply to certain of our products. If any of our products are deemed to be actively regulated medical devices by the FDA or similar regulatory agencies in countries where we do business, we could be subject to extensive requirements governing pre- and post-marketing activities, including pre-market notification clearance. Complying with medical device regulations would be time consuming and expensive, and could result in unanticipated and significant delays in the release of new products or product enhancements. Further, it is possible that these regulatory agencies may become more active in regulating software and medical devices that are used in healthcare. If we are unable to obtain the required regulatory approvals for any such products, our business plans for these products could be delayed or canceled.

The laws governing electronic health data transmissions continue to evolve and are often unclear and difficult to apply.  If we or our customers do not maintain the security and privacy of patient records, we may become subject to sanctions by various government entities.

Federal, state, local and foreign laws regulate the confidentiality of patient records and the circumstances under which those records may be released. These regulations govern both the disclosure and use of confidential patient medical record information and require the users of such information to implement specified security and privacy measures. United States regulations currently in place governing electronic health data transmissions continue to evolve and are often unclear and difficult to apply. Laws in non-U.S. jurisdictions may have similar or even stricter requirements related to the treatment of patient information.

In the United States, HIPAA regulations require national standards for some types of electronic health information transactions and the data elements used in those transactions, security standards to ensure the integrity and confidentiality of health information and standards to protect the privacy of individually identifiable health information. Covered entities under HIPAA, which include health care organizations such as our customers, are required to comply with the privacy standards, the transaction regulations and the security regulations. Moreover, the recently enacted HITECH provisions of the American Recovery and Reinvestment Act of 2009, and associated regulatory requirements, extend many of the HIPAA obligations, formerly imposed only upon covered entities, to business associates as well, which has created additional liability risks related to the privacy and security of individually identifiable health information.

Evolving HIPAA and HITECH-related laws or regulations in the U.S. and data privacy and security laws or regulations in non-U.S. jurisdictions could restrict the ability of our clients to obtain, use or disseminate patient information. This could adversely affect demand for our products if they are not re-designed in a timely manner in order to meet the requirements of any new interpretations or regulations that seek to protect the privacy and security of patient data or enable our clients to execute new or modified health care transactions. We may need to expend additional capital, software development and other resources to modify our products to address these evolving data security and privacy issues.

Risks Related to Our Common Stock

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

Shares of our common stock have traded on The NASDAQ Capital Market as high as $6.17 and as low as $0.36 from April 1, 2011 through August 31, 2012. The trading price of our common stock may be subject to wide fluctuations in response to various factors, some of which are beyond our control, including:

•	our quarterly or annual earnings or those of other companies in our industry;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic and stock market conditions, including disruptions in the world credit and equity markets;

•	the failure of securities analysts to cover our common stock;

•	future sales of our common stock; and

•	the other factors described in these “Risk Factors.”

In recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The price of our common stock could fluctuate based upon factors that have little to do with our performance, and these fluctuations could materially reduce our stock price.

In the past, some companies, including companies in our industry, have had volatile market prices for their securities and have had securities class action suits filed against them. The filing of a lawsuit against us, regardless of the outcome, could have a material adverse effect on our business, financial condition and results of operations, as it could result in substantial legal costs and a diversion of our management’s attention and resources.

Our actual operating results may differ significantly from guidance provided by our management.

Although it has not been our practice in the recent past to do so, we may from time to time release guidance in our quarterly earnings releases, quarterly earnings conference call, or otherwise, regarding our future performance that represent our management’s estimates as of the date of release. This guidance, which includes forward-looking statements, is based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. We generally state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports that may be published by analysts.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date of release. Actual results will vary from our guidance and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance in making an investment decision in respect of our common stock. Any failure to successfully implement our operating strategy could result in the actual operating results being different from our guidance, and such differences may be adverse and material.

Provisions of Delaware law and our organizational documents may discourage takeovers and business combinations that our stockholders may consider in their best interests, which could negatively affect our stock price.

Provisions of Delaware law and our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control of our company or deterring tender offers for our common stock that other stockholders may consider in their best interests. In addition, our board of directors has adopted a shareholder rights plan, or “poison pill,” which has the effect of making it more difficult for a person to acquire control of our company in a transaction not approved by our board of directors.

Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more different series with terms to be fixed by our board of directors. Stockholder approval is not necessary to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult and more expensive for a person or group to acquire control of us, and could effectively be used as an anti-takeover device. Currently there are no shares of our preferred stock issued or outstanding.

Our bylaws provide for an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors, and require that special meetings of stockholders be called only by our chairman of the board, chief executive officer, president or the board pursuant to a resolution adopted by a majority of the board.

The anti-takeover provisions of Delaware law and provisions in our organizational documents may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

As a public company, we incur significant administrative workload and expenses.

As a public company with common stock listed on The NASDAQ Capital Market, we must comply with various laws, regulations and requirements, including certain provisions of the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and The NASDAQ Stock Market. Complying with these statutes, regulations and requirements, including our public company reporting requirements, continues to occupy a significant amount of the time of our board of directors and management and involves significant accounting, legal and other expenses. We have hired, and anticipate that we will continue to hire, additional accounting personnel to handle these responsibilities, which will increase our operating costs. Furthermore, these laws, regulations and requirements could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC and by The NASDAQ Stock Market, would likely result in increased costs to us as we respond to their requirements. We are investing resources to comply with evolving laws and regulations, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your investment in our common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. Shares of our common stock may depreciate in value or may not appreciate in value.

The concentration of ownership among our existing directors, executive officers and principal stockholders provide them, collectively, with substantial control over us, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our directors, executive officers and each of our stockholders who own greater than 5% of our outstanding common stock and their affiliates, in the aggregate, own approximately 20% of the outstanding shares of our common stock, based on the number of shares outstanding as of August 14, 2012. As a result, these stockholders, if acting together, will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Financial Information

	Year Ended March 31,
	2012	2011	2010	2009	2008
			(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$100	$16	$-	$-	$-
Gross profit	100	16	-	-	-
Operating (loss)	(4,543)	(1,709)	(2,190)	(2,266)	(1,733)
Discontinued operations gain/(loss)	3,114	(1,421)	(16,279)	(5,636)	19,837
Income tax expense (benefit)	-	-	-	-	-
Net (loss) income	$(1,429)	$(3,130)	$(18,469)	$(7,902)	$18,104
Net (loss) per share - continuing operations:
Basic	$(2.69)	$(1.01)	$(1.30)	$(1.44)	$(1.21)
Diluted	$(2.69)	$(1.01)	$(1.30)	$(1.44)	$(1.19)
Net income (loss) per share - discontinued operations:
Basic	$1.84	$(0.84)	$(9.66)	$(3.59)	$13.85
Diluted	$1.84	$(0.84)	$(9.66)	$(3.59)	$13.61
Net (loss) income per share: (1)
Basic	$(0.85)	$(1.85)	$(10.96)	$(5.03)	$12.64
Diluted	$(0.85)	$(1.85)	$(10.96)	$(5.03)	$12.42

Weighted average shares used in per share computation:
Basic	1,689	1,689	1,685	1,572	1,432
Diluted	1,689	1,689	1,685	1,572	1,458

	March 31,
	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,820	$7,575	$7,298	$12,491	$19,271
Working capital	$7,712	$7,252	$9,859	$25,811	$30,724
Total assets	$8,662	$11,201	$16,303	$34,337	$40,079
Stockholders’ equity	$8,080	$9,409	$11,937	$30,031	$32,930

(1) See Note 4 of our Consolidated Financial Statements for an explanation of the computation of earnings per share.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Company Overview

Until recently, Tegal designed, manufactured, marketed and serviced specialized plasma etch systems used primarily in the production of micro-electrical mechanical systems (“MEMS”) devices, such as sensors, accelerometers and power devices.  The Company’s Deep Reactive Ion Etch (“DRIE”) systems were also employed in certain sophisticated manufacturing techniques involving 3-D interconnect structures formed by intricate silicon etching, also known as Deep Silicon Etch (“DSE”) for so-called Through Silicon Vias (“TSVs”). For most of the fiscal year ended March 31, 2011, Tegal also sold systems for the etching and deposition of materials found in other devices, such as integrated circuits (“ICs”) and optoelectronic devices found in products such as smart phones, networking gear, solid-state lighting, and digital imaging.

Beginning in the fiscal third quarter of 2009, we experienced a sharp decline in revenues related to our legacy etch and PVD products resulting from the collapse of the semiconductor capital equipment market and the global financial crisis.  The management and the Board of Directors considered several alternatives for dealing with this decline in revenues, including the sale of assets which the Company could no longer support.  On March 19, 2010, we and our wholly owned subsidiary, SFI, sold inventory, equipment, intellectual property and other assets related to our legacy etch and PVD products to OEM Group Inc. (“OEM Group”), a company  based in Phoenix, Arizona that specializes in “life cycle management” of legacy product lines for several semiconductor equipment companies.  The sale included the product lines and associated spare parts and service business of our 900 and 6500 series plasma etch systems, along with the Endeavor™ and AMS™ PVD systems from SFI.  In connection with the sale of the assets, OEM Group assumed our warranty liabilities for recently sold legacy etch and PVD systems.

We retained the DRIE products which we had acquired from AMMS, along with our Compact™ cluster platform and the NLD technology that we had developed over the past several years.  However, the DRIE products and a small amount of associated spares and service revenue represented our sole source of revenue.  Since the DRIE markets were also seriously impacted by the downturn in the semiconductor markets and the lack of available capital for new product development globally, it was not clear that DRIE sales alone would be enough to support the Company, even with significant reductions in operating expenses.  As a result, we continued to operate with a focus on DRIE and at the same time sought a strategic partner for our remaining business.  We also continued to evaluate various other alternative strategies, including sale of its DRIE products, Compact™ platform and NLD technology, the transition to a new business model, or our voluntary liquidation

Going into fiscal 2011, we continued operations of the Company with the DRIE product lines acquired from AMMS as our main business. Due to limited resources, we discontinued our development efforts in NLD at the end of fiscal 2010, and began offering these assets for sale to third-parties.  In connection with our DRIE operations, we continued to operate our Tegal France subsidiary, which was engaged in several joint development projects which were partially supported by customers and the government of France.  Tegal France was also the center for the majority of our product and process development efforts and engineering activities related to the improvement of our DRIE product lines.  At the same time, we began the process of closing and/or liquidating all of our other wholly-owned subsidiary companies, including SFI and Tegal GmbH, along with branches in Taiwan, Korea and Italy.

The sale of DRIE systems and the small amount of associated spares and service revenue represented the sole source of the Company’s revenue in fiscal 2011.  For all of fiscal 2010, DRIE sales represented approximately 47% of our total revenues.  Since the DRIE markets were also seriously impacted by the downturn in the semiconductor markets and the lack of available capital for new product development globally, DRIE sales alone were not enough to continue supporting the Company, even with significant reductions in our operating expenses resulting from the sale of the legacy etch and PVD business, as well as of the implementation of further cost containment measures.  Accordingly, while we focused our efforts on the operation of the DRIE business in the first half of fiscal 2011, we continued to seek and evaluate strategic alternatives, which included a continued operation of the Company as a stand-alone business with a different business plan, a merger with or into another company, a sale of all or substantially all of our remaining assets, and the liquidation or dissolution of the Company, including through a voluntary dissolution or a bankruptcy proceeding.

On January 14, 2011, the Company, se2quel Partners and Sequel Power entered into a Formation and Contribution Agreement. The Company contributed $2 million in cash to Sequel Power in exchange for an approximate 25% ownership interest in Sequel Power.  Sequel Power is focused on the promotion of solar power plant development projects worldwide, the development of self-sustaining businesses from such projects, including but not limited to activities relating to and supporting, developing, building and operating solar photovoltaic fabrication facilities and solar farms, and the consideration of other non-photovoltaic renewable energy projects.  The project services provided to Sequel Power represented the Company’s sole source of revenue for all of fiscal 2012.

Following our investment in Sequel Power, and as a result of our continuing efforts to reduce our operating losses, on February 9, 2011, the Company and SPTS entered into an Asset Purchase Agreement.  That agreement included the sale of all of the shares of Tegal France, SAS, the Company’s wholly-owned subsidiary and product lines and certain equipment, intellectual property and other assets relating to the DRIE Etch plasma etch systems and certain related technology.  In the fiscal year ended March 31, 2012 we concluded that the market value of our investment in Sequel Power was much less than our carrying values in the current economic environment.  The original value of Sequel Power’s solar development model was $1,730, which  represented the net difference between our investment and the underlying equity of  the unconsolidated affiliate.  It was determined at the time of the investment that the asset would have a life of ten years, which was management’s best estimate of the length of a time it would take to build a solar project.  The value on the balance sheet of Sequel Power at fiscal year end March 31, 2012, prior to the impairment was approximately $1,377 which represented the unamortized value of our investment in Sequel Power’s solar development model.  We now believe the intangible asset has a value of zero.  This valuation is based upon the fact that the business model of Sequel Power is under review by Sequel Power’s management.  Sequel Power’s management is researching other possibilities for the direction of the company and may or may not use its proprietary solar development model in the future.  Additionally, there is uncertainty that Sequel Power will be able to continue as a going concern and its survivability is at risk.  The undiscounted expected future cash flows are less than the pre-impairment carrying value of the assets, and an impairment loss was recognized based on the excess of the carrying amount over the fair value of the assets.

On November 22, 2011, the Company completed a $300 strategic investment in Nano Vibronix, Inc., a private company that develops medical devices and products that implement its proprietary therapeutic ultrasound technology.  Nano Vibronix is focused on creating products utilizing its proprietary low-intensity surface acoustic wave (“SAW”) technology. The company's unique, patented approach enables the transmission of low-frequency, low-intensity ultrasound waves through a variety of soft, flexible materials, including skin and tissue, enabling low-cost, breakthrough devices targeted at large, high-growth markets.

For the past several years Tegal had been in a process of consolidation and transition, driven by the financial crisis and downturn in the semiconductor and MEMS producing sectors, and worsened by our relatively weak strategic and financial position in those sectors.  Our main objective was to preserve as much value for stockholders as possible as we transitioned to a business model that avoided the high fixed costs of capital equipment and retained our capabilities to attract and exploit emerging technologies related to the semiconductor and MEMS sectors.  We successfully sold the majority of our operating assets to companies that are much better positioned to benefit from those technologies and, as described above, we explored opportunities in various emerging technology industries and invested in opportunities in the photo voltaic (PV) based solar and medical device sectors.

On June 29, 2012, we signed a definitive agreement to acquire CollabRx, Inc., a privately held technology company in the rapidly growing market of interpretive content and data analytics for genomics-based medicine.  The closing of our acquisition of CollabRx occurred on July 12, 2012.  In connection with that transaction, we will issue an aggregate of 236,433 shares of common stock, representing 14% of Tegal’s total shares outstanding prior to the closing, to former CollabRx stockholders in exchange for 100% of the capital stock of CollabRx, Inc.  Tegal and certain former CollabRx stockholders entered into a Stockholders Agreement providing for, among other things, registration rights, transfer restrictions and voting and standstill agreements.  Tegal also assumed $500 of existing CollabRx indebtedness through the issuance of 5-year promissory notes in substitution for outstanding notes previously issued by CollabRx.  In addition, we granted a total of 368,417 RSUs and options as “inducement grants” to newly hired management and employees, all subject to four-year vesting and other restrictions.  At the closing, we appointed James M. Karis, former CEO of CollabRx to fill a vacancy on the Tegal Board of Directors and elected him Co-CEO.

CollabRx offers cloud-based expert systems that provide clinically relevant interpretive knowledge to institutions, physicians, researchers and patients for genomics-based medicine in cancer and other diseases to inform health care decision making.  With access to approximately 50 clinical and scientific advisors at leading academic institutions and a suite of tools and processes that combine artificial intelligence-based analytics with proprietary interpretive content, the company is well positioned to participate in the $300 billion value-added “big data” opportunity in the US health care market (as reported by McKinsey Global Institute), over half of which specifically targets areas in cancer and cancer genomics.  Originally founded in 2008, CollabRx has developed clinical advisory networks, expert systems, proprietary tools and processes, and a pipeline of commercial data products and applications (“apps”) for cancer.  CollabRx Therapy Finders™, its first commercial product, provides sophisticated, credible, personalized, and actionable information to physicians and patients for rapidly determining which medical tests, therapies, and clinical trials may be considered in cancer treatment planning with a specific emphasis on the tumor genetic profile.

CollabRx Therapy Finders™, the company’s first commercial product, is a collection of web-based apps that serve as one type of user interface to access proprietary CollabRx content. Other interfaces include mobile apps, narrative published reports, statistical analyses and private-label, customized reports.  CollabRx content is dynamically updated and organized in a knowledgebase that includes information on molecular diagnostics, medical tests, clinical trials, drugs, biologics and other information relevant for cancer treatment planning. Capturing how highly respected practicing physicians use this information in the clinical setting further refines the knowledgebase.

We intend that our most recent acquisition of CollabRx, Inc. will form the core of our operations going forward.  Although we will continue to have an active role in the management of Sequel Power, we do not anticipate making any additional investments in that or any other solar-related businesses.  Tegal will continue to operate under our current name and ticker symbol for the time being, but we plan to seek stockholder approval at our upcoming annual meeting in September 2012 for an amendment to Tegal’s Certificate of Incorporation, changing the corporate name to CollabRx, Inc.

We cannot assure you that we will be successful in pursuing our new strategic initiative in CollabRx.  If our efforts do not succeed, we may need to raise additional capital which may include capital raises through the issuance of debt or equity securities.  If additional funds are raised through the issuance of preferred stock or debt, these securities could have rights, privileges or preferences senior to those of our common stock, and debt covenants could impose restrictions on our operations. Moreover, such financing may not be available to us on acceptable terms, if at all.  Failure to raise any needed funds would materially adversely affect us.  It is not possible to predict when our business and results of operations will improve.  In consideration of these circumstances, the Company may be forced to consider a merger with or into another company or the liquidation or dissolution of the Company, including through a bankruptcy proceeding.  We cannot assure you that we will be successful in pursuing this or any other strategic alternatives.  If we were to liquidate or dissolve the Company through or outside of a bankruptcy proceeding, you could lose all of your investment in Tegal common stock.

We cannot assure you that we will be successful in pursuing any of these strategic alternatives.  As we pursue various strategic alternatives and determine that some are more or less likely than others, the consequences of such determinations will be reflected in our financial statements in accordance with generally accepted accounting principles (“GAAP”) in the United States of America.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements for years ended March 31, 2012 and 2011, which have been prepared in accordance with accounting principles generally accepted in the United States of America.

The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, bad debts, sales returns allowance, inventory, intangible and long lived assets, warranty obligations, restructure expenses, deferred taxes and freight charged to customers. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies are the most significant to the presentation of our consolidated financial statements:

Revenue Recognition

Until February 9, 2011, each sale of our equipment was evaluated on an individual basis in regard to revenue recognition.  We had integrated in our evaluation the related guidance included in Accounting Standards Codification (“ASC”) Topic 605 – “Revenue Recognition”. We recognized revenue when persuasive evidence of an arrangement exists, the seller’s price is fixed or determinable and collectability is reasonably assured.

For products produced according to our published specifications, where no installation was required or installation was deemed perfunctory and no substantive customer acceptance provisions existed, revenue was recognized when title passed to the customer, generally upon shipment. Installation was not deemed to be essential to the functionality of the equipment since installation did  not involve significant changes to the features or capabilities of the equipment or building complex interfaces and connections.  In addition, the equipment could be installed by the customer or other vendors and generally the cost of installation approximates only 1% of the sales value of the related equipment.

Prior to February 9, 2011, for products produced according to a particular customer’s specifications, revenue was recognized when the product had been tested and it had been demonstrated that it met the customer’s specifications and title passed to the customer.  The amount of revenue recorded was reduced by the amount (generally 10%), which was not payable by the customer until installation was completed and final customer acceptance was achieved.

Prior to February 9, 2011, for new products, new applications of existing products, or for products with substantive customer acceptance provisions where performance could not be fully assessed prior to meeting customer specifications at the customer site, 100% of revenue was recognized upon completion of installation and receipt of final customer acceptance.  Since title to goods generally passed to the customer upon shipment and 90% of the contract amount became payable at that time, inventory was relieved and accounts receivable were recorded for the entire contract amount.  The Company relieved the entire amount from inventory at the time of sale, and the related deferred revenue liability was recognized upon installation and customer acceptance.  The revenue on these transactions was deferred and recorded as deferred revenue.  We reserved for warranty costs at the time the related revenue was recognized.  As of March 31, 2012 and 2011, deferred revenue related to systems was $0 and $130, respectively.

Revenue related to sales of spare parts was recognized upon shipment.  Revenue related to maintenance and service contracts was recognized ratably over the duration of the contracts.  Unearned maintenance and service revenue was included in deferred revenue.  For both fiscal years ended in March 31, 2012 and 2011, the Company had $0 deferred revenue related to service contracts.

Prior to the sale of the Company’s manufacturing assets, the Company’s return policy was for spare parts and components only.  A right of return did not exist for systems. Customers were allowed to return spare parts if they were defective upon receipt. The potential returns were offset against gross revenue on a monthly basis.  During the existence for the Company’s return policy, management reviewed outstanding requests for returns on a quarterly basis to determine that the reserves were adequate.

All revenue related to manufacturing assets has been reclassified to discontinued operations.  Revenue related to project services is recognized upon completion of performance of those services.

Accounts Receivable – Allowance for Doubtful Accounts

The Company no longer maintains reserves for potential credit losses as such risk has been determined to be immaterial. Write-offs during the periods presented have been insignificant.  The Company previously maintained an allowance for doubtful accounts receivable for estimated losses resulting from the inability of the Company’s customers to make required payments for system sales. As of March 31, 2012, the balance in accounts receivable was $7.  As of March 31, 2011, two customers accounted for approximately 98% of the accounts receivable balance.

Inventories

Until February 9, 2011, inventories were stated at the lower of cost or market.  Cost was computed using standard cost, which approximates actual cost on a first-in, first-out basis and includes material, labor and manufacturing overhead costs.  Prior to issuing a going-concern announcement in fiscal year 2010, inventory values were reduced by provisions for excess and obsolescence, and the Company estimated the effects of excess and obsolescence on the carrying values of our inventories based upon estimates of future demand and market conditions, and established a provision for related inventories in excess of production demand.  Any excess and obsolete provision was only released if and when the related inventory was sold or scrapped.

As a result of the sale of DRIE related assets to SPTS, the Company wrote off the value of the NLD hardware inventory.  The value of the NLD hardware inventory during fiscal year 2011 was $398.  This amount was included in the loss from discontinued operations.  While the Company recognized a zero value for the NLD inventory, the related patents realized $3,750 in revenue in discontinued operations in fiscal year 2012.  The NLD patent portfolio provides a unique, exploitable, and defendable intellectual property position in thin film deposition technology combining unique aspects of pulsed chemical vapor deposition (PCVD) and atomic layer deposition (ALD) technologies.  The Company has offered the remaining patents to third parties.

Prior to the sale of our legacy Etch and PVD assets to OEM Group Inc. and the sale of our DRIE assets to SPTS, the Company periodically analyzed any systems that were in finished goods inventory to determine if they were suitable for current customer requirements.  It was the Company’s policy that, if after approximately 18 months, it determined that a sale would not take place within the next 12 months and the system would be useable for customer demonstrations or training, it would be transferred to fixed assets.  Otherwise, it was expensed.

The carrying value of systems used for demonstrations or training was determined by assessing the cost of the components that were suitable for sale.  Any parts that had been rendered unsellable as a result of such use were removed from the system and were not included in finished goods inventory. The remaining saleable parts were valued at the lower of cost or market, representing the system’s net realizable value.  The depreciation period for systems that were transferred to fixed assets was determined based on the age of the system and its remaining useful life (typically five to eight years).

Fair Value Measurements

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and we consider what assumptions market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.   The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

●           Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

●           Level 2: Directly or indirectly observable inputs as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using models or other pricing methodologies that do not require significant judgment since the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.

●           Level 3: Unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

The Company’s financial instruments consist primarily of money market funds.  At March 31, 2012, all of the Company’s current assets in financial instruments investments were classified as cash equivalents in the consolidated balance sheet. The investment portfolio at March 31, 2011 was comprised of money market funds.   The carrying amounts of the Company’s cash equivalents are valued using Level 1 inputs.  The Company also has warrant liabilities which are valued using Level 3 inputs.

The changes in the fair value of warrants is as follows:

	Year Ended March 31,

	2012	2011
Balance at the beginning of the period	$26	$363
Issuance of warrants	-	-
Change in fair value recorded in earnings	(7)	(337)
Balance at the end of the period	$19	$26

Identified Intangible Assets

Intangibles include patents and trademarks that are amortized on a straight-line basis over periods ranging from 5 years to 15 years.  The Company performs an ongoing review of its identified intangible assets to determine if facts and circumstances exist that indicate the useful life is shorter than originally estimated or the carrying amount may not be recoverable.  If such facts and circumstances exist, the Company assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flow associated with the related asset or group of assets over their remaining lives against their respective carrying amounts.  Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

No impairment charges for intangible assets were recorded for the fiscal years ended 2012 and 2011.  As of fiscal year 2011, all of the Company’s remaining intangible assets, other than those related to NLD and Compact, were included in the asset sale of the DRIE product line to SPTS.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable as well as at fiscal year end. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss is recognized based on the excess of the carrying amount over the fair value of the assets. No impairment charges for intangible assets or other long lived assets were recorded for the fiscal years ended 2012 and 2011, respectively, since all of the Company’s remaining intangible assets were included in the asset sale of the DRIE product line to SPTS.   As the Company’s NLD patents and intellectual property were all internally developed (except for those acquired in connection with the Simplus acquisition, which were subsequently written-off) the value of the Company’s NLD technology had no recorded value prior to sale.

Warranty Obligations

Prior to the sale of our legacy Etch and PVD assets to OEM Group and the sale of our DRIE assets to SPTS, we provided for the estimated cost of our product warranties at the time revenue was recognized. Our warranty obligation was affected by product failure rates, material usage rates and the efficiency by which the product failure was corrected.  The warranty reserve was based on historical cost data related to warranty.  Should actual product failure rates, material usage rates and labor efficiencies have differed from our estimates, revisions to the estimated warranty liability would have been required.  Actual warranty expense was typically low in the period immediately following installation.  The Company has no warranty liabilities as these liabilities were included in the consideration for the DRIE and associated asset sale to SPTS on February 9, 2011.

Pension Obligations

Going into 2011, the Company began the process of closing and/or liquidating all of our wholly-owned subsidiary companies, not already sold, including Tegal Germany.  The subsidiaries are now included in discontinued operations.  The Company had recognized an ongoing liability for pensions related to the Tegal Germany subsidiary.  However, in fiscal year 2011, the Company recognized an additional liability for the independent third-party administration of the pension program once this subsidiary is closed.   The total pension liability for the fiscal years ended March 31, 2012 and 2011 was $0 and $700, respectively.  The pension liability was settled on October 6, 2011.  The settlement of the pension obligation is classified as a reduction of liabilities of discontinued operations.  The related foreign exchange gain or loss is classified as a gain or loss on the sale of discontinued operations in the third quarter of the current fiscal year.

Deferred Taxes

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. Based on the uncertainty of future taxable income, we have fully reserved our deferred tax assets as of March 31, 2012 and 2011. In the event we were to determine that we would be able to realize our deferred tax assets in the future, an adjustment to the deferred tax asset would increase income in the period such determination was made.

Accounting for Stock-Based Compensation

The Company has adopted several stock plans that provide for issuance of equity instruments to our employees and non-employee directors. Our plans include incentive and non-statutory stock options and restricted stock awards.  These equity awards generally vest ratably over a four-year period on the anniversary date of the grant, and stock options expire ten years after the grant date. Certain restricted stock awards may vest on the achievement of specific performance targets.  The Company also has an ESPP that allows qualified employees to purchase Tegal shares at 85% of the fair market value on specified dates.

Accounting for Freight Charged to Customers

Prior to the sale of our legacy Etch and PVD assets to OEM Group and the sale of our DRIE assets to SPTS, spares and systems were typically shipped “freight collect,” therefore no shipping revenue or cost was associated with the sale.  When freight was charged, the amount charged to customers was booked to revenue and freight costs incurred were offset in the cost of revenue accounts pursuant to Financial Accounting Standards Board’s (“FASB”) EITF 00-10 (Topic 603).   The Company no longer engages in the sale or shipment of manufactured products.

Results of Operations  for Tegal for Years Ended March 31, 2012 and 2011

The following table sets forth certain financial items for Tegal for the years indicated:

	Year Ended March 31,
	2012	2011

Revenue - related party	$100	$16
Operating expenses:
General and administrative expenses	2,615	1,883
Total operating expenses	2,615	1,883
Operating loss	(2,515)	(1,867)
Equity in (loss) and impairment of unconsolidated affiliate	(2,046)	(179)
Other income (expense), net	18	337
Loss before income tax benefit	(4,543)	(1,709)
Income tax expense (benefit)	--	--
Loss from continuing operations	(4,543)	(1,709)
Gain on sale of discontinued operations, net of taxes	2,930	506
Income (loss) from discontinued operations, net of taxes	184	(1,927)
Income (loss) from discontinued operations	3,114	(1,421)
Net loss	(1,429)	(3,130)
Other comprehensive income (loss)	25	(18)
Total comprehensive loss	$(1,404)	$(3,148)

Net loss per share from continuing operations:
Basic and diluted	$(2.69)	$(1.01)

Net income/(loss) income per share from discontinued operations:
Basic and diluted	$1.84	$(0.84)

Net (loss) per share:
Basic and diluted	$(0.85)	$(1.85)

Weighted-average shares used in per share computation:
Basic and diluted	1,689	1,689

Revenue

Prior to February 9, 2011, our revenue was derived from sales of new and refurbished systems, spare parts and non-warranty service. Comparing revenue for the prior period before reclassification into discontinued operations, revenue decreased by $6,545 in fiscal 2012 from fiscal 2011 (to $100 from $6,645).  The revenue decrease was due to our exit from our core historical operations, when the Company sold its DRIE assets to SPTS in the fourth quarter of fiscal year 2011.

In fiscal 2011, prior to February 9, 2011, all revenue was generated from the DRIE business and a small amount of associated spares and service.  At the present time, our sole potential source of revenue is from the project activities of Sequel Power.  In fiscal 2012 and 2011, Sequel Power generated $100 and $16, respectively, in revenues for the Company.

As a percentage of total revenue for the fiscal year 2012, international sales were 0%.  International sales accounted for approximately 91% of total revenue in fiscal 2011. The decrease in international sales as a percentage of revenue can be attributed to the sale of our legacy Etch and PVD assets to OEM Group and the sale of our DRIE assets to SPTS.

All DRIE related revenues and product costs are captured in Discontinued Operations in our Income Statement.

Gross (Loss) Profit

Comparing gross profit for the prior period before reclassification into discontinued operations, our gross profit as a percentage of revenue (gross margin) increased to 100% in fiscal 2012 compared to 19.1% in fiscal 2011.  The increase in the gross margin in fiscal 2012 compared to 2011 was primarily due to our exit from our core historical operations.  The gross profit of 19.1% in fiscal 2011 was generated from the specific number and mix of systems sold that year.

Prior to February 9, 2011, our gross profit as a percentage of revenue was affected by a variety of factors, including the mix and average selling prices of systems sold and the costs to manufacture, service and support new product introductions and enhancements.

At the present time we are engaged primarily in supporting the activities of Sequel Power through our direct efforts and through related operations and investments we may make in the future.  In addition, we are actively evaluating opportunities for partnerships, mergers or acquisitions with other diversified technology-based companies.

During the fiscal year ended March 31, 2012, we did not record any severance charges.  During the fiscal year ended March 31, 2011, we recorded a severance charge of approximately $474 related to staff reductions of 30 employees, of which approximately $116 was classified as engineering and research and development, $174 as sales and marketing, $47 as general and administration, and $137 as cost of sales.  We had no outstanding severance liability as of March 31, 2011.   The entire amount of severance expense was reclassified to discontinued operations.

Research and Development

Prior to the sale of the DRIE related assets, research and development (“R&D”) expenses consisted primarily of salaries, prototype material and other costs associated with our ongoing systems and process technology development, applications and field process support efforts.  As a result of the sale of the Company’s DRIE related assets, and in accordance with generally accepted accounting principles, the DRIE business operation, including related R&D expenses, have been reclassified to discontinued operations.   At the time of the sale, all the Company’s R&D expenses were related to the DRIE operations.

As of March 31, 2012, we had 1 full-time employee that had been formerly dedicated to equipment design engineering, process support and R&D. This employee is currently responsible for managing the activities related to the sale of our intellectual property and is our key technologist involved in analyzing and evaluating various opportunities that we are reviewing that either support our investment in Sequel Power or represent merger or acquisition opportunities in other diversified technologies.

R&D expenses for fiscal 2012 and 2011 were $1,010 and $2,794, respectively. Prior to the sale of the DRIE related assets, such expenditures were primarily used for the development of new processes, continued enhancement and customization of existing systems, processing customer samples in our demonstration labs and providing process engineering support at customer sites.  The primary cause of the decrease in research and development expenses in fiscal 2011 was due to the reduction in force and sale of the DRIE assets which included the transfer of the Tegal France research and development center.

Sales and Marketing

Prior to the sale of the DRIE related assets, our sales and marketing expenses consisted primarily of salaries, commissions, trade show promotion and advertising expenses.  The Company currently does not maintain a sales and marketing force.  Expenses decreased to $0 in fiscal 2012 from $674 in fiscal 2011.  The decrease in spending was due to the reduction in force as a result of the sale of the DRIE and related assets on February 9, 2011 and the exit from our core historical operations.  As a result of the sale of the Company’s DRIE related assets, and in accordance with generally accepted accounting principles, the DRIE business operation, including related sales and marketing expenses, have been reclassified to discontinued operations.  At the time of the sale, all the Company’s sales and marketing expenses were related to the DRIE operations.

General and Administrative

Our general and administrative expenses consist of salaries, legal, accounting and related administrative services and expenses associated with general management, finance, information systems, human resources and investor relations activities. General and administrative costs decreased to $2,630 in fiscal 2012 from $3,880 in fiscal 2011 primarily due to the decrease in payroll costs and reduced stock-based compensation expense.  As a result of the sale of the Company’s DRIE related assets, and in accordance with generally accepted accounting principles, the DRIE business operation, including related general and administrative expenses, have been reclassified to discontinued operations.  At the time of the sale, approximately 50% of the Company’s general and administrative expenses were related to the DRIE operations.

Equity in (loss) of unconsolidated affiliate

In fiscal 2012, the Company recorded a $499 net loss in earnings of the unconsolidated affiliate and $170 of amortization expenses related to the difference between the net book value of Sequel’s assets and the cost of the investment.  In fiscal 2011, the Company recorded a $134 net loss in earnings of the unconsolidated affiliate and $45 of amortization expenses related to the difference between the net book value of Sequel’s assets and the cost of the investment.  The Company did not have an investment in an unconsolidated affiliate until the fourth quarter of fiscal 2011.  We incurred an impairment of our investment in our unconsolidated affiliates during the year ended March 31, 2012 in the amount of $1,377.

Other Income (expense), net

Other income (expense), net consists of the change in fair value of the common stock warrant liability and interest earned on our Nano Vibronix investment.

Discontinued Operations

Discontinued operations consists of interest income, other income, reimbursements for expenses from the French government for research and development, gains and losses on the disposal of fixed assets of discontinued operations, gains and losses on foreign exchange and interest income on money market accounts, as well as the reclassification of net expenses associated with our exit from our historical core operations.  In fiscal 2012, discontinued operations included $2,879 in net gain on the sale of NLD patents. In fiscal 2011, discontinued operations included $377 in tax refunds and $662 in reimbursements received from the French government for R&D projects being performed at our Tegal France subsidiary, gains and losses on foreign exchange and interest income on money market accounts, as well as the reclassification of net expenses associated with our exit from our historical core operations.

Income Taxes

In both fiscal 2012 and 2011, our effective tax rate was 0%.  All deferred tax assets have been fully reserved.

Results of Operations  for Tegal for Months Ended June 30, 2012 and 2011

The following table sets forth certain financial items for the three months ended June 30, 2012 and 2011:

	Three Months Ended
	June 30,
	2012	2011

Revenue - related party	$25	$19
Operating expenses:
General and administrative expenses	712	873
Total operating expenses	712	873
Operating loss	(687)	(854)
Equity in (loss) of unconsolidated affiliate	--	(150)
Other income (expense), net	9	12
Loss before income tax benefit	(678)	(992)
Income tax expense (benefit)	--	--
Loss from continuing operations	(678)	(992)
Loss from discontinued operations, net of taxes	(1)	(2)
Net loss and comprehensive loss	$(679)	$(994)

Net loss per share:
Basic and diluted	$(0.40)	$(0.59)

Weighted-average shares used in per share computation:
Basic and diluted	1,689	1,689

Revenue

With the sale of the DRIE product line, the Company’s sole source of revenue for the three months ended June 30, 2012 is from project activities related to Sequel Power.  Comparing revenue for the prior period, revenue of $25 for the three months ended June 30, 2012 increased by $6 from revenue for the three months ended June 30, 2011 of $19.

As a percentage of total revenue for the three months ended June 30, 2012 and 2011, respectively, international sales were 0%.  The Company’s historical operations had revenues in international markets.  If our efforts to continue to support Sequel Power are successful, we expect that international sales will once again account for a significant portion of any future revenue, since Sequel Power’s development projects are located in several countries outside the United States.

All DRIE related revenues and expenses are captured in Discontinued Operations in our income statement.

Gross Profit

Comparing gross profit for the prior period, gross profit of $25 for the three months ended June 30, 2012 increased from our gross profit $19 for the three months ended June 30, 2011.

Our gross margin for the three months ended June 30, 2012 and 2011, respectively, was 100%.

At the present time we are engaged primarily in supporting the activities of Sequel Power through our direct efforts and through related operations.

Research and Development

Prior to the sale of the DRIE related assets, research and development (“R&D”) expenses consisted primarily of salaries, prototype material and other costs associated with our ongoing systems and process technology development, applications and field process support efforts for our DRIE product line. The spending decrease of $17 for the three months ended June 30, 2012, compared to the same period in 2011, resulted from reduced patent related fees as we sold NLD patents in the prior fiscal year.  As a result of the sale of the Company’s DRIE related assets, and in accordance with generally accepted accounting principles, the DRIE business operation, including related and continuing R&D expenses, have all been reclassified to discontinued operations.  At the time of the sale, all the Company’s R&D expenses were related to the DRIE operations.  Currently the Company’s R&D expenses are related to the NLD product line, the assets of which are held for sale to third parties.

Sales and Marketing

Prior to the sale of the DRIE related assets, sales and marketing expenses consisted primarily of salaries, commissions, trade show promotion and travel and living expenses associated with those functions. The Company had no expenses associated with sales and marketing for the three months ended June 30, 2012 and 2011, respectively due to the exit from our core historical operations.

General and Administrative

General and administrative expenses consist of salaries, legal, accounting and related administrative services and expenses associated with general management, finance, information systems, human resources and investor relations activities.  The decrease of continuing general and administrative expenses of $161 for the three month period ended June 30, 2012 as compared to the same period in 2011 was due primarily to the timing of employee bonus accruals for key employees, resulting in lower salaries expense.  Expenses for accounting, travel and outside services were also down.  The decreases in these expenses were partially offset by increases in legal, insurance and stock related compensation expenses.

Equity in loss of unconsolidated affiliate

The Company recorded a net $0 loss in earnings of the unconsolidated affiliate and $0 of amortization expenses related to the difference between the net book value of Sequel’s assets and the cost of the investment for the three months ended June 30, 2012.  The Company recorded a net $107 loss in earnings of the unconsolidated affiliate and $43 of amortization expenses related to the difference between the net book value of Sequel’s assets and the cost of the investment for the three months ended June 30, 2011.  Currently, the net book value of the Sequel Power investment is zero.

Other Income (expense), net

Other income (expense), net consists of the change in fair value of the common stock warrant liability and interest earned on our NanoVibronix investment.

Income Taxes

During the three months ended June 30, 2012 and June 30, 2011, there was no income tax expense or benefit for federal and state income taxes reflected in our condensed consolidated statements of operations due to our net loss and a valuation allowance on the resulting deferred tax asset.

At March 31, 2012, the Company had net operating loss carryforwards of approximately $98.7 million and $47.5 million for federal and state tax purposes, respectively.  The federal net operating loss carryforward will begin to expire in the year ended March 31, 2020 and the state of California will start to expire in the year ended March 31, 2013.  At March 31, 2012, the Company also had research and experimentation credit carryforwards of $1.3 million and $0.8 million for federal and state income tax purposes, respectively.  A portion of the federal credit began to expire in the year ended March 31, 2012 and the state of California will never expire under current law.   Net operating loss carryforwards and R&D credits can only offset 90% of taxable income.

Discontinued Operations

Discontinued operations consists of interest income from accounts related to discontinued operations, other income, gains and losses on the disposal of fixed assets of discontinued operations, gains and losses on foreign exchange and interest income on money market accounts, as well as the reclassification of net expenses associated with our exit from our historical core operations.  For the three months ended June 30, 2012 compared to the three months ended June 30, 2011, discontinued operations, net decreased by $1.   In the period just ended, discontinued operations included R&D expense and foreign exchange loss, offset by a VAT write off of $59.

Contractual Obligations

The following summarizes our contractual obligations at June 30, 2012, and the effect such obligations are expected to have on our liquidity and cash flows in future periods (in thousands).

Contractual obligations:		Less than			After
	Total	1 Year	1-3 Years	3-5 Years	5 Years
Non-cancelable operating lease obligations	$18	$18	$-	$-	$-
Total contractual cash obligations	$18	$18	$-	$-	$-

Most leases provide for the Company to pay real estate taxes and other maintenance expenses. Rent expense for operating leases related to discontinued operations, net of sublease income, was $0 and $4, during the three months ended June 30, 2012 and 2011, respectively.  Rent expense for operating leases related to continuing operations, net of sublease income, was $15 for each of the three month periods ended June 30, 2012 and 2011, respectively.

We maintain our headquarters, encompassing our executive office and storage areas in Petaluma, California.  We have a primary lease for office space, consisting of 2,187 square feet, which expires in August of 2012.  We rent storage/workspace areas on a monthly basis.  We own all of the equipment used in our facilities.  Such equipment consists primarily of computer related assets.

Certain of our past sales contracts included provisions under which customers would be indemnified by us in the event of, among other things, a third party claim against the customer for intellectual property rights infringement related to our products. There were no limitations on the maximum potential future payments under these guarantees. We have accrued no amounts in relation to these provisions as no such claims have been made, and we believe we have valid, enforceable rights to the intellectual property embedded in its products.

Results of Operations for CollabRx for Months Ended June 30, 2012 and 2011

The following table sets forth certain financial items for CollabRx for the months indicated (in dollars):

	Six Months Ended
	June 30,	June 30,
	2012	2011

Revenue	$125,000	$12,500
Costs and expenses:
Research and development expenses	333,254	506,990
Sales and marketing expenses	131,442	153,120
General and administrative expenses	336,973	160,493
Total costs and expenses	801,669	820,603
Loss from operations	(676,669)	(808,103)
Other income (expense), net	(190)	(9,100)
Loss before income tax benefit	(676,859)	(817,203)
Net loss	$(676,859)	$(817,203)

Revenue

As of June 30, 2012, CollabRx had not commenced commercial operations. Accordingly, CollabRx has reported its results of operations in accordance with the guidance on accounting and reporting by development stage entities.  Revenue increased to $125,000 in the six months ended June 30, 2012 from $12,500 in the six months ended June 30, 2011, an increase of $112,500 or 900%.

Research and Development

Research and development expenses decreased to $333,254 in the six months ended June 30, 2012 from $506,990 in the six months ended June 30, 2011, a decrease of $173,736 or 34%.

Sales and Marketing

Sales and marketing expenses decreased to $131,442 in the six months ended June 30, 2012 from $153,120 in the six months ended June 30, 2011, a decrease of $21,678 or 14%.

General and Administrative

General and administrative expenses increased to $336,973 in the six months ended June 30, 2012 from $160,493 in the six months ended June 30, 2011, an increase of $176,480 or 110%.

Other Income (expense), net

Other income (expense), net decreased to $190 in the six months ended June 30, 2012 from $9,100 in the six months ended June 30, 2011, a decrease of $8,910 or 98%.

Liquidity and Capital Resources

In fiscal years 2012 and 2011, we financed our operations through the use of existing cash balances.  The primary significant changes in our cash flow statement for fiscal 2012 were the net gain in discontinued operations due to the sale of the NLD patents and the net gain on proceeds from contingent payments in discontinued operations, offset by the $1,377 impairment in the Company’s unconsolidated affiliate and our net loss of ($1,429).  The overall decrease in the Company’s revenue performance in both continuing and discontinued operations is related to the sale of the DRIE and related assets to SPTS in the fourth quarter of fiscal 2011.

As the result of our exit from our historical core operations with the sale of DRIE to SPTS on February 9, 2011, in fiscal year 2012, the Company recognized a net gain of $2,930 from the sale of NLD patents and a net gain of $445 from contingent payments owed as a result of the sale of legacy etch and PVD related assets to OEM Group in the fourth quarter of fiscal year 2010.  This was offset by the impairment of $1,377 of our unconsolidated affiliate and the net loss in the unconsolidated affiliate of $669.  The Company also settled its pension obligation of $700 related to its German subsidiary in fiscal 2012.  The settlement of the pension obligation is included in the change in liabilities from discontinued operations.

In fiscal year 2011, as a result of reduced operations and the sale to SPTS of DRIE and related assets, accrued expenses and other current liabilities decreased by $976. Notes receivable decreased $569 as a result of payments made by OEM Group for the legacy etch and PVD assets sold to it in fiscal 2010.  Prepaid expenses and other assets also decreased by $1,088 as a result of accrued reimbursement payments received for R&D expense from the French government as well as decreases resulting from the Company’s reduced operations.

Net cash used in operations in fiscal 2012 for Tegal was $3,108.  Net cash used in operations in fiscal 2011 for Tegal was $74, primarily due to the sale of the DRIE and related assets to SPTS.  Net cash used in operating activities during the three months ended June 30, 2012 for Tegal was $329.  The primary significant changes in our cash flow statement for the three months ended June 30, 2012 were due to a VAT refund related to discontinued operations in our former French subsidiary in the amount of 312 euros.  The monies from the VAT refund were offset by the net loss from continuing operations of $679 and the increase in accrued liabilities for legal expenses associated with the CollabRx transaction.  Net cash used in operating activities during the three months ended June 30, 2011 was $1,035, due primarily to the net loss from continuing operations of $994 as well as decreases in the net value of current assets and liabilities of discontinued operations and other assets related to our Sequel Power investment.

Net cash used in operations in the six months ended June 30, 2012 for CollabRx was $679.  Net cash used in operations in the six months ended June 30, 2011 for CollabRx was $743.

Net cash generated by investing activities totaled $3,328 and $585, in fiscal years 2012 and 2011, respectively for Tegal. Fiscal 2012 for Tegal included net cash generated from the sale of NLD patents and the net payments of the outstanding note receivable and contingent payments related to the sale of legacy related assets to OEM Group, Inc.  Cash used in fiscal 2012 by Tegal was for the investment in Nano Vibronix. Fiscal 2011 for Tegal primarily included net cash of $2,000 used for the investment in Sequel Power and net cash generated from the sale of the DRIE related assets to SPTS.

The Company had no notes receivable due at the end of fiscal year 2012.  In fiscal year 2011, notes receivable consisted of the outstanding payments owed by OEM Group in connection with the sale of legacy etch and PVD assets.  There was a $0 balance at the end of fiscal year 2012 and a $500 balance at the end of 2011 for notes payable.

Our consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future.  We incurred net losses of ($1,429) and ($3,130), for fiscal years 2012 and 2011, respectively. Cash flows used in operations were ($3,108) and ($74), for fiscal years 2012 and 2011, respectively. We believe that our outstanding cash balances are adequate to fund operations through fiscal year 2013.

The following summarizes our contractual obligations at March 31, 2012, and the effect such obligations are expected to have on our liquidity and cash flows in future periods (in thousands).

Contractual obligations:		Less than			After
	Total	1 Year	1-3 Years	3-5 Years	5 Years
Non-cancelable operating lease obligations	$36	$36	$-	$-	$-
Total contractual cash obligations	$36	$36	$-	$-	$-

Prior to the sale of our legacy Etch and PVD assets to OEM Group and the sale of our DRIE assets to SPTS, certain of our sales contracts included provisions under which customers would be indemnified by us in the event of, among other things, a third-party claim against the customer for intellectual property rights infringement related to our products. There are no limitations on the maximum potential future payments under these guarantees. We have accrued no amounts in relation to these provisions as no such claims have been made and we believe we have valid, enforceable rights to the intellectual property embedded in its products.

Off Balance Sheet Arrangements

None.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, Accounting Standards Update (“ASU”) which amends ASC Topic 820, Fair Value Measurement. The purpose of ASU 2011-04 is to clarify the intent about the application of existing fair value measurement and disclosure requirements and to change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  The adoption of the  provisions of ASU 2011-04 did not have a material impact to our consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which amends ASC Topic 220, Comprehensive Income. The objective of ASU 2011-05 is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The update requires entities to present items of net income, items of other comprehensive income and total comprehensive income in one continuous statement or two separate consecutive statements, and entities will no longer be allowed to present items of other comprehensive income in the statement of stockholders’ equity. Reclassification adjustments between other comprehensive income and net income will be presented separately on the face of the financial statements.  We have adopted the presentation methodology for the year ended March 31, 2012 and 2011.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment, which permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. We do not expect the provisions of ASU 2011-05 to have a material impact to our consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosure about Offsetting Assets and Liabilities, which requires an entity to include additional disclosures associated with its financial instruments.  The new guidance requires the disclosure of gross amounts subject to offset, the amounts of the offsets in accordance with the accounting standards followed, and the related net exposure.  ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. We do not expect the provisions of ASU 2011-11 to have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosure about Market Risk

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. The risks described below are those which we believe are the material risks we face. Any of the risk factors described below or additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business

Our future growth is dependent on the successful development and introduction of new products and enhancements. There can be no assurance that we will be successful in developing and marketing, on a timely basis, new products or product enhancements, that our new products will adequately address the changing needs of the health care marketplace.

A significant portion of our operating expense is relatively fixed and planned expenditures are based in part on expectations regarding future revenues. As a result, we are generally unable to mitigate the negative impact on margins in the short term.  Accordingly, unexpected revenue shortfalls may significantly decrease our operating results from quarter to quarter. As a result, in future quarters our operating results could fall below the expectations of securities analysts or investors, in which event our stock price would likely decrease.

Market Risk Disclosure

Foreign Exchange Risk

With the sale of the DRIE related assets and the closure of the Tegal France subsidiary, Tegal’s exposure to foreign currency fluctuations has been mostly eliminated.  Currently, CollabRx has no foreign exchange risk.  Prior to the sale of the Tegal’s operating assets, our exposure to foreign currency fluctuations was primarily related to inventories held in Europe, which are denominated in the Euro. Changes in the exchange rate between the Euro and the U.S. dollar could adversely affect our operating results. Exposure to foreign currency exchange rate risk may increase over time as our business evolves and our products and services continue to be sold into international markets. For the fiscal year, fluctuations of the U.S. dollar in relation to the Euro were immaterial to our financial statements.  These fluctuations primarily affect cost of goods sold as it relates to varying levels of inventory held in Europe and denominated in the Euro.  The inventory held in Europe was significantly reduced due to the sale of legacy inventories to OEM Group in fiscal 2010.  The inventory held in Europe was reduced to zero as of March 31, 2011, as a result of the sale to SPTS.

Interest Rate Risk

Both Tegal and CollabRx are only marginally exposed to interest rate risk through interest earned on money market accounts. Interest rates that may affect these items in the future will depend on market conditions and may differ from the rates we have experienced in the past. We do not hold or issue derivatives, commodity instruments or other financial instruments for trading purposes.

Properties.

The Company maintains its headquarters, encompassing our executive office, engineering and research and development operations and sales and marketing, in one leased 2,614 square foot facility in San Francisco, California.  The current lease expires on August 2017.  The Company has no other leased or owned space.  The Company has several non-cancelable operating leases, primarily for general office, production, that expire over the next five years.  We have no capital leases at this time.  We own all of the equipment used in our facilities.  Such equipment consists primarily of computer related assets.

Security Ownership of Certain Beneficial Owners and Management.

The information required by this Item is incorporated by reference to our Proxy Statement under the captions “Principal Stockholders” and “Ownership of Stock by Management.”

Director and Executive Officers.

The information concerning our directors and executive officers required by this Item is incorporated by reference to our Proxy Statement under the caption “Election of Directors” and “Executive Officers.”

Executive Compensation.

The information required by this Item is incorporated by reference to our Proxy Statement under the caption “Executive Compensation.”

Certain Relationships and Related Party Transactions, and Director Independence.

The information required by this Item is incorporated by reference to our Proxy Statement under the caption “Certain Relationships and Related Transactions.”

Legal Proceedings.

As of June 30, 2012, we had no pending material legal proceedings.  We have no reason to conclude that we are the subject of legal proceeds as of the date of this report.  From time to time, we are involved in legal proceedings in the normal course of business and do not expect them to have a material adverse effect on our business.

Market Price of and Dividends on the Common Equity and Related Stockholder Matters.

Our common stock is currently traded on the NASDAQ Capital Market under the symbol TGAL.  We plan to seek stockholder approval at our upcoming annual meeting in September 2012 for an amendment to Tegal’s Certificate of Incorporation, changing the corporate name to CollabRx, Inc.  After the name change is effected, the Company plans to change its symbol on the NASDAQ Capital Market to CLRX.

The following table sets forth the range of high and low closing prices for our common stock for each quarter during the prior two fiscal years after giving effect to a 1-for-5 reverse stock split effected by the Company on June 15, 2011.

	High	Low
Fiscal Year 2011
First Quarter	$6.50	$3.70
Second Quarter	$4.00	$1.80
Third Quarter	$3.00	$2.05
Fourth Quarter	$4.75	$2.55

Fiscal Year 2012
First Quarter	$3.20	$1.74
Second Quarter	$3.75	$1.85
Third Quarter	$3.35	$1.55
Fourth Quarter	$4.17	$2.87

Fiscal Year 2013
First Quarter	$3.80	$3.10

The approximate number of holders on record of our common stock as of August 31, 2012 was 66. We have not paid any cash dividends since our inception and do not anticipate paying cash dividends in the foreseeable future.

In connection with the CollabRx Merger, which closed on July 12, 2012, Tegal issued an aggregate of 236,433 shares of common stock, representing 14% of Tegal’s total shares outstanding prior to the closing, to former CollabRx stockholders.  As of July 12, 2012, these shares had a fair value of $932.  In addition, Tegal granted a total of 368,417 RSUs and options as “inducement grants” to newly hired management and employees, all subject to four-year vesting and other restrictions.

Recent Sales of Unregistered Securities.

None

Description of Registrant’s Securities to be Registered.

None

Indemnification of Directors and Officers.

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Financial Statements and Supplementary Data.

The CollabRx consolidated financial statements from its inception date of January 14, 2008 through the last fiscal year ended December 31, 2011 have been prepared using the going concern basis, which assumes that we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future.  The consolidated financial statements are prepared in conformity with GAAP.  The CollabRx consolidated financial statements, the supplemental data thereto and the auditor’s report are incorporated herein by reference in their entirety, and are attached hereto as Exhibit 99.6.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

Financial Statements and Exhibits.

The following documents were filed as part of Tegal’s Annual Report on Form 10-K for fiscal year ended March 31, 2012.

The following documents were filed as part of Tegal’s Quarterly Report on Form 10-Q for quarterly period ended June 30, 2012.

Schedules other than those listed above have been omitted since they are either not required, not applicable, or the required information is shown in the consolidated financial statements or related notes.

Item 9.01.	Financial Statements and Exhibits

Financial Statements of Business Acquired

(a)	Financial Statements of Businesses Acquired

The independent auditors’ report and the audited consolidated financial statements of CollabRx as of and for the year ended December 31, 2011 and for the cumulative period January 14, 2008 (inception) through December 31, 2011 are attached hereto as Exhibit 99.6 and are incorporated in their entirety herein by reference.

The unaudited condensed financial statements of CollabRx as of and for the six months ended June 30, 2012 and 2011 are attached hereto as Exhibit 99.6 and are incorporated herein by reference.

(b)	Pro Forma Financial Information

The unaudited pro forma financial information with respect to Tegal Corporation’s acquisition of CollabRx as of and for the three months ended June 30, 2012 and for the twelve months ended December 30, 2011 is attached hereto as Exhibit 99.7 and is incorporated herein by reference.

(c)	Exhibits

Exhibit Number	Exhibit Description
3.1
Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 included in the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed with the Securities and Exchange Commission on June 29, 2007).

3.2	Restated By-laws of Registrant (incorporated by reference to Exhibit 3.2 included in Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2006).
**10.1
Fifth Amended and Restated Stock Option Plan for Outside Directors (incorporated by reference to the Registrant’s Quarterly Report on 10-Q, for the quarter ended June 30, 2006, filed with the Securities and Exchange Commission on August 14, 2006.)

**10.2
Eighth Amended and Restated 1998 Equity Participation Plan of Tegal Corporation (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission on August 14, 2006.)

**10.3	2007 Incentive Award Plan (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on July 29, 2007).

**10.4
Second Amended and Restated Employee Qualified Stock Purchase Plan (incorporated by reference to Appendix C to the Registrant’s revised definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on July 29, 2004).

10.5
Form of Stock Option Agreement for Employees from the 2007 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2007.

**10.6
Form of Non-Qualified Stock Option Agreement for Employees from the Eighth Amended and Restated 1998 Equity Participation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2004).

**10.7
Form of Restricted Stock Unit Award Agreement from the Eighth Amended and Restated 1998 Equity Participation (incorporated by reference to Exhibit 10.5.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2005).

**10.8
Employment Agreement between the Registrant and Thomas Mika dated as of July 27, 2007 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 2, 2007).

**10.9
Employment Agreement between the Registrant and Christine Hergenrother dated as of July 27, 2007 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 2, 2007).

**10.10
Restricted Stock Unit Award Agreement between Tegal Corporation and Tom Mika, dated July 5, 2005, (incorporate by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2005).

10.13	Asset Purchase Agreement between Tegal Corporation, Sputtered Films, Inc., OEM Group, Inc. and OEG-TEG, LLC., dated March 19, 2010.
10.14	Trademark Assignment Agreement between Tegal Corporation, Sputtered Films, Inc. and OEG-TEG, LLC dated March 19, 2010.

10.15	Trademark License Agreement between Tegal Corporation, Sputtered Films, Inc. and OEG-TEG, LLC dated March 19, 2010.
10.16	Patent Assignment Agreement between Tegal Corporation, Sputtered Films, Inc. and OEG-TEG, LLC dated March 19, 2010.
10.17	Intellectual Property Cross-License Agreement between Tegal Corporation, Sputtered Films, Inc. and OEG-TEG, LLC dated March 19, 2010.
**10.18
Restricted Stock Unit Awards between Tegal Corporation and each of Thomas Mika and Christine Hergenrother, each dated October 7, 2010, (incorporated by reference on Form 8-K filed with the Securities and Exchange Commission on October 8, 2010).

10.19
Formation and Contribution Agreement between Tegal Corporation and se2quel Partners LLC and sequel Power LLC, dated January 14, 2011 (incorporated by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 21, 2011).

10.20
Warrant issued to se2quel Partners LLC dated January 14, 2011 (incorporated by reference to Exhibit 99.3 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 21, 2011).

10.21
Warrant issued to se2quel Management GmbH dated January 14, 2011 (incorporated by reference to Exhibit 99.4 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 21, 2011).

10.22
Asset Purchase Agreement between Tegal Corporation and SPP Process Technology Systems Limited dated February 9, 2011 (incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2011).

10.23
Trademark License Agreement between Tegal Corporation and SPP Process Technology Systems Limited dated February 9, 2011 (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2011).

10.24
Warrant Transfer Agreement and replacement Warrants issued dated March 31, 2012 (incorporated by reference to Exhibit 99.5 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 14, 2012).

10.25	Agreement Not to Compete, dated July 12, 2012, by and between Tegal Corporation and Jay M. Tenenbaum (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on July 18, 2012).
10.26	Promissory Note issued by Tegal Corporation on July 12, 2012 to Jay M. Tenenbaum (filed as Exhibit 10.2 to the Current Report on Form 8-K filed on July 18, 2012).
10.27	Promissory Note issued by Tegal Corporation on July 12, 2012 to CommerceNet (filed as Exhibit 10.3 to the Current Report on Form 8-K filed on July 18, 2012).
10.28	Stockholders Agreement, dated July 12, 2012, by and among Tegal Corporation and the stockholders identified therein (filed as Exhibit 10.4 to the Current Report on Form 8-K filed on July 18, 2012).
10.29
Agreement and Plan of Merger, dated June 29, 2012, by and among Tegal Corporation, CLBR Acquisition Corp., CollabRx, Inc. and CommerceNet, as Stockholders’ Representative (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on July 5, 2012).

10.30	Employment Agreement, dated June 29, 2012, by and among Tegal Corporation and James Karis (filed as Exhibit 10.2 to the Current Report on Form 8-K filed on July 5, 2012).
10.31	Restricted Stock Unit Award Agreement, dated July 12, 2012, by and between Tegal Corporation and James Karis (filed as Exhibit 10.7 to the Current Report on Form 8-K filed on July 18, 2012).
10.32	Indemnity Agreement, dated July 12, 2012, by and between Tegal Corporation and James Karis (filed as Exhibit 10.8 to the Current Report on Form 8-K filed on July 18, 2012).
21.1	List of Subsidiaries of the Registrant.
99.6
Independent Auditors’ Report, Audited financial statements of CollabRx, as of and for the year ended December 31, 2011 and 2010 and unaudited condensed financial statements as of and for the six months ended June 30, 2012 and 2011.

99.7	Unaudited

**         Management contract for compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2012		TEGAL CORPORATION

	By:	/s/ Thomas Mika
	Name:	Thomas Mika
	Title:	Acting Chief Financial Officer